Exhibit 10.1

Debt Conversion and purchase and sale AGREEMENT

by and Among

bebe stores, inc.,

the manny mashouf living trust

and

B. Riley Financial, Inc.

Dated as of January 12, 2018

i

ARTICLE IV Representations and Warranties of seller
4.1 Ownership of Shares	19
4.2 Organization, Good Standing and Qualification	20
4.3 Authority	20
4.4 Governmental Filings; No Violations; Etc.	20
4.5 Litigation and Liabilities	21
4.6 Brokers and Finders	21
4.7 No Other Representations or Warranties	21
4.8 Disclaimer of Other Representations and Warranties	21
ARTICLE V Covenants
5.1 Stock Exchange Deregistration	21
5.2 Expenses	22
5.3 Taxes	22
5.4 Publicity	22
5.5 Takeover Statutes	22
5.6 Information Rights	22
5.7 Joint Venture Distributions	22
ARTICLE VI CLOSING DELIVERABLES
6.1 Company’s Deliverables	23
6.2 Purchaser’s Deliverables	23
6.3 Seller’s Deliverables	24
ARTICLE VII Miscellaneous and General
7.1 Survival of Representations, Warranties and Covenants	24
7.2 Modification or Amendment	24
7.3 Waiver of Conditions	24
7.4 Counterparts	24
7.5 GOVERNING LAW AND VENUE; SPECIFIC PERFORMANCE	25
7.6 Notices	26

ii

7.7 Entire Agreement	27
7.8 No Third Party Beneficiaries	27
7.9 Obligations of Purchaser and of the Company	27
7.10 Definitions	28
7.11 Severability	28
7.12 Interpretation; Construction	28
7.13 Assignment	29

Annex A:	Definitions

Exhibit A:	Tax Benefit Preservation Plan
Exhibit B:	Investor Agreement

iii

Debt Conversion and purchase and sale AGREEMENT

THIS DEBT CONVERSION AND PURCHASE AND SALE AGREEMENT (including the exhibits and schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of January 12, 2018, is made by and between B. Riley Financial, Inc., a Delaware corporation (“Purchaser”), The Manny Mashouf Living Trust (“Seller”), and bebe stores, inc., a California corporation (the “Company”).

RECITALS

WHEREAS, the Company, GACP Finance Co., LLC and the lenders from time to time party thereto entered into a Loan and Security Agreement, dated as of May 31, 2017 (the “LSA”), pursuant to which GACP I, L.P. extended a loan to the Company evidenced by a promissory note, dated as of May 31, 2017, in the principal amount of $35 million;

WHEREAS, GACP I, L.P. and Purchaser entered into an Assignment and Assumption, dated as of January 5, 2018 (the “Assignment Agreement”), pursuant to which Purchaser assumed the rights and obligations of GACP I, L.P. under the LSA;

WHEREAS, principal in the amount of $16,917,168.40 remains outstanding under the LSA as of the date hereof;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Purchaser has agreed to cancel all of the outstanding principal amount, as well as all accrued interest through the Closing Date, under the LSA in exchange for the Company’s issuance of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Seller has agreed to sell to Purchaser and Purchaser wishes to purchase 250,000 shares of Common Stock (the “Purchased Shares”) on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company has agreed to issue to Purchaser and Purchaser wishes to purchase 250,000 shares of Common Stock (the “Issued Shares”) on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

Conversion; purchase and sale; Closing

1.1           Conversion; Purchase and Sale. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, at the Closing:

(a)           Purchaser hereby cancels all of the outstanding principal amount and accrued interest through the Closing Date under the LSA, and the Company hereby issues, sells, assigns, conveys, transfers and delivers to Purchaser one share of the Common Stock for every $6.00 of outstanding principal amount or accrued interest (the “Price Per Share”) under the LSA cancelled pursuant to this Section 1.1, for an aggregate of 2,819,528 shares, free and clear of any mortgage, lien, charge, pledge, security interest, claim, easement, covenant or other encumbrance (each, a “Lien”), other than any Lien created by or arising as a direct result of actions of Purchaser or by the Investor Agreement, dated as of the date hereof, in the form of Exhibit B attached hereto (the “Investor Agreement”) (collectively, the “Conversion”). The shares of Common Stock issued to Purchaser pursuant to clause (a) of this Section 1.1 are collectively referred to as the “Conversion Shares” and together with the Purchased Shares, the Issued Shares and the Subsequent Purchase Shares, the “Shares”.

(b)           Seller hereby sells, assigns, conveys, transfers and delivers to Purchaser, and Purchaser hereby purchases from Seller, the Purchased Shares, free and clear of any Lien, other than any Lien created by or arising as a direct result of actions of Purchaser or by the Investor Agreement, for a cash amount per share equal to the Price Per Share (the “Purchase”).

(c)           The Company hereby issues, sells, assigns, conveys, transfers and delivers to Purchaser, and Purchaser hereby purchases from the Company, the Issued Shares free and clear of any Lien, other than any Lien created by or arising as a direct result of actions Purchaser or by the Investor Agreement, for a cash amount per share equal to the Price Per Share (the “Issuance”).

1.2           Time and Place of Closing. Subject to the terms and conditions of this Agreement, the closing of the Conversion, Purchase and Issuance provided for in this Agreement (the “Closing”) will take place simultaneously with the execution of this Agreement unless otherwise mutually agreed in writing between the Company, Seller and Purchaser (such date on which the Closing actually occurs, the “Closing Date”). For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Pacific Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York or the City of Los Angeles.

1.3           Right to Future Purchase. Notwithstanding anything to the contrary herein, from time to time and on any date within 45 business days following the date hereof, subject to mutual agreement between Purchaser and Seller, Purchaser shall purchase up to 500,000 shares of Common Stock from Seller for a cash amount per share equal to the Price Per Share, and Seller shall sell, assign, convey, transfer and deliver such shares to Purchaser, free and clear of any Lien, other than any Lien created by or arising as a direct result of actions of Purchaser or by the Investor Agreement. Purchaser and Seller shall use their respective reasonable best efforts to consummate any Subsequent Purchase contemplated by this Section 1.3 as promptly as reasonably practicable. The shares of Common Stock issued to Purchaser pursuant to this Section 1.3 are collectively referred to as the “Subsequent Purchase Shares” and any purchase pursuant to this Section 1.3 is referred to as a “Subsequent Purchase”.

ARTICLE II

Representations and Warranties of the Company

Except as set forth in the Company Reports filed with the Securities and Exchange Commission (the “SEC”) after July 2, 2016 and prior to entering into this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to Purchaser by the Company prior to the date hereof (the “Company Disclosure Letter”), it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face, the Company hereby represents and warrants to Purchaser as of the date hereof, as of the Closing Date, and, with respect to the representations contained in Section 2.4, as of the date of any Subsequent Purchase, as follows:

2.1           Organization, Good Standing and Qualification.

(a)           Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease, license and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing, licensing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has provided to Purchaser prior to the date of this Agreement correct and complete copies of the Company’s and its Subsidiaries’ articles of incorporation and bylaws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

(b)           As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; provided, however, for the avoidance of doubt, that BB Brand Holdings LLC, a Delaware limited liability company (the “Joint Venture”), shall not be deemed a Subsidiary of the Company for purposes of this Agreement, (ii) “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature and (iii) “Material Adverse Effect” means a change, effect, event, circumstance, occurrence or state of facts that is materially adverse to the business, condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, provided, however, that any changes, effects, events, circumstances, occurrences or state of facts, either alone or in combination, resulting from any of the following shall not constitute a Material Adverse Effect:

(i)            changes in the economy or financial, credit or security markets generally in the United States or other countries in which the Company conducts material operations (including changes in interest or exchange rates);

(ii)          changes in operating, business or other conditions affecting the industries in which the Company and its Subsidiaries operate;

(iii)         changes or proposed changes in U.S. generally accepted accounting principles (“GAAP”) or other applicable accounting principles or requirements or in any applicable Laws or the interpretation or enforcement thereof;

(iv)         changes or proposed changes in Laws relating to Taxes or the interpretation or enforcement thereof;

(v)          any change resulting from the announcement or performance of this Agreement, including any cancellation of or delays in customer orders, failure to obtain new customer orders, disruption in supplier, partnership, distributor, reseller or similar relationships or loss of employees;

(vi)         any failure by the Company to meet any projections or forecasts or estimates of revenues or earnings for any period, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect;

(vii)        a decline in the price of the Common Stock on the OTCQB Market operated by the OTC Markets Group (“OTCQB”), provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect;

(viii)       the existence, occurrence or continuation of any force majeure events, including earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters;

(ix)         global, national, or regional political or social conditions, including acts of war, sabotage or terrorism or military actions or any escalation or worsening of such actions;

(x)          compliance by the Company and its Subsidiaries with the terms of this Agreement or any action taken or omitted to be taken with the written consent of or at the written request of Purchaser; and

provided, further, that, the foregoing clauses (i), (ii), (iii), (iv), (viii) and (ix) shall not apply to the extent such change, effect, event, circumstance, occurrence or state of facts disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the industries in which the Company and its Subsidiaries operate (but only to the extent of such disproportionality).

2.2           Capital Structure.

(a)           The authorized capital stock of the Company consists of 14,000,000 shares of Common Stock, of which 8,200,765 shares of Common Stock were outstanding as of the close of business on January, 10, 2018, and 1,000,000 shares of preferred stock, par value $0.001 per share of the Company, none of which were outstanding immediately prior to the execution and delivery by the Company of this Agreement. All of the outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no shares of Common Stock reserved for future issuance. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Lien. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(b)           Section 2.2(b) of the Company Disclosure Letter sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person.

(c)           Except as expressly contemplated by this Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or otherwise to the Company’s Knowledge with respect to the voting of any capital stock of the Company or any of its Subsidiaries.

(d)           There are no contracts, agreements or understandings granting any Person registration rights or other similar rights to have any securities of the Company registered for resale pursuant to a registration statement filed with the SEC or otherwise registered for resale.

2.3           Corporate Authority; Approval and Fairness.

(a)           The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Conversion, the Issuance and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Purchaser, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)           At a meeting duly called and held prior to the execution and delivery of this Agreement, the board of directors of the Company has unanimously (A) determined that the Issuance and the Conversion and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its shareholders and (B) approved this Agreement, the Issuance, the Conversion and the other transactions contemplated hereby in accordance with the requirements of the California General Corporation Law.

2.4           Issuance; Private Placement.

(a)           The Shares to be issued or sold pursuant to this Agreement have been duly authorized; the Purchased Shares and the Subsequent Purchase Shares are validly issued, fully paid and nonassessable; and the Shares to be issued pursuant to this Agreement in the Issuance and the Conversion, when issued by the Company in compliance with the provisions of this Agreement, shall be validly issued, fully paid and nonassessable; and all Shares issued pursuant to this Agreement in the Issuance and the Conversion shall be free and clear of all Liens, other than any Lien created by or arising as a direct result of the Investor Agreement or actions of Purchaser.

(b)           Assuming the accuracy of Purchaser’s representations and warranties set forth in Section 3.5, the issuance of the Shares to Purchaser in the Issuance and the Conversion is exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”). Neither the Company nor any of its Affiliates, nor any Person acting on is or their behalf, has taken any action (including, any offering of any securities of the Company under circumstances which would require the integration of such offering with the Issuance and the Conversion pursuant to the Securities Act and the rules and regulations of the SEC promulgated thereunder) which might subject the offering, issuance or sale of any of the Shares to the registration requirements of the Securities Act.

(c)           Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Section 4(a)(2) under the Securities Act) in connection with the offer or issuance of the Shares in the Purchase, the Issuance, the Conversion or any Subsequent Purchase.

2.5           Governmental Filings; No Violations; Certain Contracts.

(a)           Other than (i) reports and filings under, and compliance with, the Securities Act or the Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filings under the rules and regulations of OTCQB in connection with the Issuance and the Conversion and (iii) such filings and approvals as may be required under the California securities Laws, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Issuance, the Conversion and the other transactions contemplated hereby, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Closing, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(b)           The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Issuance, the Conversion and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the articles of incorporation or bylaws of the Company or the comparable governing documents of any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any written or oral agreement, lease, license (including Intellectual Property Contracts), contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Issuance, the Conversion and the other transactions contemplated hereby) compliance with the matters referred to in Section 2.5(a)(i) under any Laws to which the Company or any of its Subsidiaries are subject, or (iii) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

2.6           Company Reports; Financial Statements.

(a)           Except as set forth in Section 2.6(a) of the Company Disclosure Letter, The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since July 4, 2015 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)           The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the OTCQB. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the Applicable Date, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(c)           The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has provided to Purchaser prior to the date of this Agreement (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Applicable Date and (ii) any material communication since the Applicable Date made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of the NASDAQ Global Select Market (prior to the de-listing from the NASDAQ Global Select Market) or the OTCQB (following the de-listing from the NASDAQ Global Select Market), the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has provided to Purchaser prior to the date of this Agreement a summary of all material complaints or concerns relating to other matters made since the Applicable Date through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Laws. To the Knowledge of the Company, there have been no reports of evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(d)           Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings (deficit) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect) in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

2.7           Absence of Certain Changes. Since July 1, 2017, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practices and there has not been:

(a)           Any change, effect, event, circumstance, occurrence, development or state of facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, except as set forth in Section 2.7(a) of the Company Disclosure Letter;

(b)           any material abandonment, forfeiture, invalidation, cancellation, damage, destruction or other casualty loss with respect to any material asset, right, or property owned, leased, licensed or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; or

(c)           any agreement to do any of the foregoing.

2.8           Litigation and Liabilities.

(a)           There are no civil, criminal or administrative actions, suits, claims, complaints, litigation, hearings, arbitrations, investigations, audit or other proceedings (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(b)           The Company is not subject to any material outstanding order, writ, injunction or decree, except as set forth in Section 2.8(b) of the Company Disclosure Letter.

(c)           Except for obligations and liabilities (i) reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date of this Agreement, (ii) incurred in the ordinary course of business since July 1, 2017 or (iii) incurred in connection with the transactions expressly contemplated by this Agreement or as expressly permitted by this Agreement, to the Knowledge of the Company, there are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise, or any other facts or circumstances of which the Company has Knowledge that would reasonably be expected to result in any obligations or liabilities of, the Company or any of its Subsidiaries, including under any applicable Licenses or Laws, except for those that, individually or in the aggregate, are not and would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole.

For purposes of this Agreement, “Knowledge” means, with respect to the Company, the actual knowledge of the individuals set forth in Section 2.8(c) of the Company Disclosure Letter, and with respect to Purchaser, the actual knowledge of its officers, in each case, after reasonable inquiry.

2.9           Compliance with Laws; Licenses. The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, legally imposed duty (such as tort duties), order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for those violations that, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or any of their employees or independent contractors is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity delivered notice of an intention in writing to conduct the same. The Company has not received any written notice or communication of any material noncompliance with any such Laws (including with respect to its employees or independent contractors) that has not been cured as of the date of this Agreement. The Company and its Subsidiaries and, to the Knowledge of the Company, each of their employees or independent contractors have obtained and are in compliance with all material Licenses necessary to conduct its business as presently conducted except for non-compliance that, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole. As used in this Agreement, “Licenses” means all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

2.10        Material Contracts.

(a)           Except for this Agreement, and except as set forth in Section 2.10(a) of the Company Disclosure Letter, as of the date of this Agreement, none of the Company or its Subsidiaries is a party to or bound by any Contract:

(i)            (A) containing material restrictions on the right of the Company or any of its Subsidiaries to engage in activities competitive with any Person or to solicit suppliers anywhere in the world or (B) granting a right of exclusivity to any Person which prevents the Company or any of its Subsidiaries from entering any territory, market or field or freely engaging in business anywhere in the world (including, but not limited to Contracts containing “most favored nations” provisions);

(ii)           that prohibits or limits the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any Company Intellectual Property rights;

(iii)          relating to the formation, creation, ownership, operation, management or control of any partnership, joint venture or similar arrangement, including arrangements that include the sharing of revenue, profits, losses, costs or liabilities, that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iv)          that was entered into between the Company or one of its Subsidiaries and any Affiliate or that was otherwise not negotiated and entered into on an arm’s length basis (other than agreements solely among the Company and its Subsidiaries);

(v)           that would prevent, materially delay or materially impede the Company’s ability to consummate the Issuance, the Conversion or the other transactions contemplated hereby; and

(vi)          containing a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets.

Each such Contract described in clauses (i) through (vi) is referred to herein as a “Material Contract”.

(b)           Each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be and, to the Knowledge of the Company, each other party thereto, and is in full force and effect. There is no default in any material respect under any such Contracts by the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default in any material respect thereunder by the Company or any of its Subsidiaries.

2.11         Real Property.

(a)           Section 2.11(a) of the Company Disclosure Letter contains a true and complete list of all real property owned by the Company or its Subsidiaries (the “Owned Real Property”) (together with all land, buildings, structures, fixtures and improvements located thereon). With respect to the Owned Real Property, (i) the Company or one of its Subsidiaries, as applicable, has good and marketable title to such Owned Real Property, free and clear of all Liens other than Permitted Liens, and (ii) there are no outstanding options or rights of first refusal to purchase such Owned Real Property or any portion of the Owned Real Property or interest therein.

(b)           For purposes of this Agreement, “Permitted Lien” means: (i) specified Liens described in Section 2.11(b) of the Company Disclosure Letter; (ii) Liens for current Taxes or other governmental charges not yet due or delinquent or which are due or delinquent but are being contested in good faith by appropriate proceedings and, if required pursuant to GAAP, are reflected on or specifically reserved against or otherwise disclosed in the consolidated balance sheets included in the Company Reports; (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice; (iv) Liens with respect to zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Owned Real Property which are not violated by the current use and operation of the Owned Real Property; (v) Liens with respect to Owned Real Property that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted, or restrictions or exclusions which would be shown by a current title report or other similar report; (vi) all matters that are disclosed in any title insurance policy provided to Purchaser; (vii) any restriction on transfer arising under applicable securities laws; (viii) Liens of lessors and licensors arising under lease agreements or license arrangements; and (ix) any condition or other matter with respect to Owned Real Property, if any, that may be shown or disclosed by a current and accurate survey or physical inspection.

2.12         Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s articles of incorporation or bylaws is applicable to the Company, the Shares, the Issuance, the Conversion or the other transactions contemplated by this Agreement.

2.13         Taxes.

(a)           All material Tax Returns that are required to be filed on or before the date of this Agreement by or on behalf of the Company and each of its Subsidiaries have been filed. All such Tax Returns were correct and complete in all material respects and were prepared and filed in compliance with all applicable Laws.

(b)           All material Taxes of the Company and each of its Subsidiaries have been paid, except for Taxes being contested in good faith through appropriate proceedings.

(c)           There are no material Liens for Taxes upon any assets of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due or payable.

(d)           No Subsidiary has been a member of an Affiliated Group filing a consolidated federal income Tax Return other than an Affiliated Group of which the Company is the common parent.

(e)           No unresolved claim has been made in writing by a Tax authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(f)           No Tax audits or proceedings are pending or being conducted with respect to any material Tax of the Company or any of its Subsidiaries, nor has any such audit or proceeding been threatened in writing by a Tax authority.

(g)           Neither the Company nor any of its Subsidiaries is a party to or bound by any material Tax allocation or sharing agreement with any Person other than the Company and its Subsidiaries (other than customary provisions for Taxes contained in credit, lease or other commercial agreements the primary purposes of which do not relate to Taxes).

(h)           Neither the Company nor any of its Subsidiaries will be required, as a result of (i) a change in accounting method required to be filed for a taxable period beginning on or before the Closing, to include any material adjustment under Section 481(c) of the Code (or any similar provisions of state, local or foreign Laws) in taxable income for any taxable period beginning after the Closing Date, or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Tax Laws), to include any material item of income in or exclude any material item of deduction from any taxable period beginning after the Closing Date.

(i)            Notwithstanding anything to the contrary herein, the Company makes no representation or warranty as to (i) the amount or availability of the net operating loss carryforwards, capital loss carryforwards, tax basis or other tax attributes of the Company and its Subsidiaries or any limitation thereon, including any limitation under Section 382 or Section 383 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) any Tax consequences relating to or arising from the transactions contemplated by this Agreement and (iii) except with respect to Sections 2.13(g) and 2.13(h), any liability of the Company and its Subsidiaries for Taxes after the Closing.

(j)            As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other governmental taxes, duties or assessments in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts, (ii) the term “Tax Return” means all returns, reports, claims or other filings (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to Taxes required to be filed with a Tax authority, (iii) the term “Affiliated Group” means an “affiliated group” as defined in Section 1504 of the Code, and (iv) the term “Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

2.14         Intellectual Property.

(a)           The Company or one of its Subsidiaries, as applicable, is the sole and exclusive owner of, and possesses all rights, title and interests in and to, the Owned Intellectual Property, free and clear of all Liens other than Permitted Liens except as, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole. No shareholder, member, officer, director, manager, employee, contractor or consultant of the Company or its Subsidiaries has any right, title or interest in any material Owned Intellectual Property (other than by virtue of their ownership interest in the Company or any of its Subsidiaries). The Owned Intellectual Property is valid, subsisting and, to the Knowledge of the Company, enforceable in all material respects, and all periodic registration, maintenance, renewal and other fees required for maintaining the Owned Intellectual Property have been paid in the ordinary course of business. None of the Company or its Subsidiaries is in the process of abandoning any of the Owned Intellectual Property.

(b)           To the Knowledge of the Company, in addition to the Owned Intellectual Property, the Company or a Subsidiary of the Company has a valid right or license to use all other Intellectual Property that is necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (collectively with the Owned Intellectual Property, the “Company Intellectual Property”) except as, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, provided that the foregoing is not a representation of non-infringement by the Company or any Subsidiary of the Company, which is addressed by Section 2.14(d) below. To the Knowledge of Company, no order, litigation, action, suit, claim, hearing, arbitration, investigation or other proceeding has been issued in the last three (3) years, is pending or, to the Knowledge of the Company, is threatened, that challenges the Company’s or any of its Subsidiaries’ ownership of, right or license to use, or the legality, scope, validity or enforceability of any of the Owned Intellectual Property, that would, if there were an unfavorable decision, reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole.

(c)           To the Knowledge of the Company, each of the Intellectual Property Contracts is valid and binding on the Company or its Subsidiaries, as the case may be, and each other party thereto except as, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole. In the past three (3) years, neither the Company nor any of its Subsidiaries has given or received written notice of any default or event that, with the lapse of time or the giving of notice, or both, would constitute a default under any such Intellectual Property Contracts by the Company or its Subsidiaries or any Person party thereto, except for any such default that, individually or in the aggregate, are not and would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole.

(d)           To the Knowledge of the Company, the Company and its Subsidiaries are not interfering with, infringing upon, misappropriating, or violating any Intellectual Property of any Person and, in the past three (3) years, none of the Company or any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company or a Subsidiary must license or refrain from using the Intellectual Property of any third party). To the Knowledge of the Company, no third party is materially interfering with, infringing upon, misappropriating or violating any Company Intellectual Property.

(e)                For purposes of this Agreement, the following terms have the following meanings:

(i)                 “Intellectual Property” means all intellectual property rights, in any jurisdiction worldwide, whether registered or unregistered, including: (A) all classes or types of patents, design patents and utility patents, including originals, provisionals, divisions, continuations, continuations in part, conversions, counterparts, revisions, extensions, reexaminations and reissues and all invention disclosures for such classes or types of patent rights (whether or not patentable and whether or not reduced to practice); (B) all trademarks, service marks, trade dress, trade names, product names, Internet domain names, URLs and social media account names, corporate names, brand names, logos and similar designations of source or origin, including all goodwill symbolized by any of the foregoing; (C) all rights of publicity and privacy and all moral rights; (D) all published and unpublished works of authorship, whether copyrightable or not, and all copyrights in and to the foregoing; (E) all proprietary rights in data, databases, data collection and other compilations of information, including customer and supplier lists and marketing and loyalty programs; (F) all know-how, trade secrets and proprietary information, including ideas, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, digital design files, fabric patterns, drawings, specifications, schematics, business methods, prototypes, concept boards, plans, proposals, tooling and models; (G) all applications and registrations for the foregoing and all renewals or extensions thereof; and (H) all claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing, including the right to sue for and recover damages for such infringement or misappropriation.

(ii)               “Intellectual Property Contracts” means, collectively, each Contract pursuant to which (A) the Company or any of its Subsidiaries has granted any Person any license under or right to use (in each case that is currently exercisable), any material Owned Intellectual Property, other than non-disclosure agreements and customer agreements entered into in the ordinary course of business, or (B) any Person has granted the Company or any of its Subsidiaries any license under or right to use any material Intellectual Property, other than non-disclosure agreements and licenses for Off-the-Shelf Software.

(iii)             “Off-the-Shelf Software” means software, other than open source software, obtained from a third party (A) on general commercial terms, (B) that is not distributed with or incorporated in any product or service of the Company or its Subsidiaries, (C) that is used for business infrastructure or other internal purposes and (D) was licensed for fixed payments of less than $100,000 in the aggregate or annual payments of less than $100,000 per year.

(iv)             “Owned Intellectual Property” means, collectively, all Intellectual Property owned or purported to be owned by the Company or its Subsidiaries.

2.15               Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Conversion or the other transactions contemplated in this Agreement.

2.16               Joint Venture. To the Knowledge of the Company (i) there are no Actions pending or threatened against the Joint Venture or any of its Subsidiaries; (ii) the Joint Venture is not infringing upon, misappropriating, or violating any Intellectual Property of any Person; and (iii) the business of the Joint Venture has not been, and is not being, conducted in violation of any Laws or Licenses, except for those violations that, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Joint Venture. There are no liabilities on the part of the Company or any of its Subsidiaries in respect of any indemnification obligations to the Joint Venture pursuant to any Contracts to which the Company and the Joint Venture are party.

2.17               No Other Representations or Warranties. Except for the representations and warranties contained in this Article II, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Purchaser in connection with the transactions contemplated hereby.

2.18               Disclaimer of Other Representations and Warranties. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) none of Purchaser or any other Person on behalf of Purchaser makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Purchase, the Issuance or the Conversion and the Company or any Person on behalf of the Company is not entitled to and is not relying on any representation or warranty except for those expressly set forth in Article III of this Agreement and (b) no Person has been authorized by Purchaser to make any representation or warranty relating to itself or its business or otherwise in connection with the Purchase, the Issuance or the Conversion, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party.

ARTICLE III

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to the Company as of the date hereof and as of the Closing as follows:

3.1                   Organization, Good Standing and Qualification. Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Purchaser to consummate the Purchase, the Issuance, the Conversion or the other transactions contemplated by this Agreement.

3.2                   Authority. Purchaser has all requisite limited liability company power and authority and has taken all limited liability company action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Purchase, the Issuance, the Conversion and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the Company and Seller, constitutes a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

3.3                   Governmental Filings; No Violations; Etc.

(a)                Other than reports and filings under, and compliance with, the Securities Act or the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Purchaser and the consummation of the Purchase, the Issuance, the Conversion and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Purchaser to consummate the Purchase, the Issuance, the Conversion and the other transactions contemplated by this Agreement.

(b)               The execution, delivery and performance of this Agreement by Purchaser do not, and the consummation by Purchaser of the Issuance, the Purchase, the Conversion and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the articles of incorporation or bylaws of Purchaser or the comparable governing documents of any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Purchaser or any of its Subsidiaries pursuant to, any Contracts binding upon Purchaser or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Purchaser or any of its Subsidiaries is subject; or (iii) any change in the rights or obligations of any party under any of such Contracts, permits or licenses, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Purchaser to consummate the Purchase, the Issuance, the Conversion and the other transactions contemplated by this Agreement.

3.4                   Litigation and Liabilities.

(a)                There are no material Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries that would prevent, materially delay or materially impede Purchaser’s ability to consummate the Purchase, the Issuance, the Conversion or the other transactions contemplated hereby.

(b)               Purchaser is not subject to any outstanding order, writ, injunction or decree that would prevent, materially delay or materially impede Purchaser’s ability to consummate the Purchase, the Issuance, the Conversion or the other transactions contemplated hereby.

3.5                   Investment Representations

(a)                The Shares are being acquired for Purchaser’s own account, not as a nominee or agent for any other person, and without a view to the distribution of the Shares or any interest therein in violation of the Securities Act, and the Shares will not be disposed of in contravention of the Securities Act or any applicable state securities laws.

(b)               Purchaser (i) is an “Accredited Investor” as such term is defined in Regulation D under the Securities Act and (ii) has, or with a “purchaser representative” (as defined in Rule 501 of the Securities Act as presently in effect) has, such knowledge and experience in financial or business matters that Purchaser is capable of evaluating the merits and risks of the investment in the Shares.

(c)                Purchaser has business or financial experience from which it could be reasonably assumed that Purchaser has the capacity to protect its own interest in connection with the transaction.

(d)               Purchaser has been provided, to its satisfaction, the opportunity to ask questions concerning the terms and conditions of the issuance of the Shares in the Issuance and the Conversion, has had all such questions answered to its satisfaction and has been supplied all additional information requested by it to verify the accuracy of the information furnished to it and to make an informed investment decision based on the information provided with respect to the Shares.

(e)                Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f)                Purchaser understands and acknowledges that (i) the Shares are being offered and sold without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act, (ii) the availability of such exemption depends in part on, and the Company and Seller will rely upon the accuracy and truthfulness of, the foregoing representations and Purchaser hereby acknowledges such reliance, and (iii) the Shares are “restricted securities” for purposes of the Securities Act and rules thereunder and may not be resold without registration under the Securities Act or an exemption therefrom, and any certificates representing such shares will bear a restrictive legend to such effect.

3.6                   Ownership. Pursuant to the Assignment Agreement, Purchaser holds of record and beneficially owns the promissory note evidencing the indebtedness of the Company under the LSA, free and clear of all Liens (other than any restrictions under the Securities Act and state securities laws, and those arising under the terms of the LSA and this Agreement).

3.7                   Brokers and Finders. Neither Purchaser nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Purchase, the Issuance, the Conversion or the other transactions contemplated in this Agreement.

3.8                   No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, none of Purchaser or any other Person on behalf of Purchaser makes any express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to the Company or Seller in connection with the transactions contemplated hereby.

3.9                   Disclaimer of Other Representations and Warranties. Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) none of Seller, the Company, its Subsidiaries or any other Person on behalf of Seller, the Company or its Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Purchase, the Issuance or the Conversion and Purchaser or any Person on behalf of Purchaser is not entitled to and is not relying on any representation or warranty except for those expressly set forth in Articles II and IV of this Agreement and (b) no Person has been authorized by Seller, the Company or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Purchase, the Issuance or the Conversion, and if made, such representation or warranty must not be relied upon by Purchaser as having been authorized by such party.

ARTICLE IV

Representations and Warranties of seller

Seller hereby represents and warrants to Purchaser as of the date hereof, as of the Closing and, with respect to the representations contained in Section 4.1, as of the date of any Subsequent Purchase, as follows:

4.1                   Ownership of Shares.

(a)                Such Seller is the sole record and beneficial owner of the Purchased Shares and the Subsequent Purchase Shares. Such Seller has good title to all such Purchased Shares and Subsequent Purchase Shares, free and clear of all Liens (other than any transfer restrictions imposed by federal and state securities laws) and, upon the transfer to Purchaser in compliance with the provisions of this Agreement, such Purchased Shares and Subsequent Purchase Shares shall be free and clear of all Liens, other than any Lien created by or arising as a direct result of the Investor Agreement or actions of Purchaser.

(b)               There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which such Seller is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, any of such Seller’s Purchased Shares or and the Subsequent Purchase Shares, or any securities or obligations exercisable or exchangeable for, or convertible into, such Seller’s Purchased Shares or the Subsequent Purchase Shares, or any “tag-along”, “drag-along” or similar rights with respect to such Purchased Shares or Subsequent Purchase Shares. Except for this Agreement and the Investor Agreement, such Seller is not a party to any voting trusts, proxies, or other shareholder or similar agreements or understandings with respect to the voting, purchase, repurchase or transfer of the Common Stock.

4.2                   Organization, Good Standing and Qualification. Such Seller is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Purchaser to consummate the Purchase, the Issuance, the Conversion or the other transactions contemplated by this Agreement.

4.3                   Authority. Such Seller has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Purchase and the transactions contemplated by this Agreement, and has all requisite organizational power and authority and has taken all organizational action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Purchase and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by the Company and Purchaser, constitutes a valid and binding agreement of such Seller enforceable against such Seller in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.4                   Governmental Filings; No Violations; Etc.

(a)                No notices, reports or other filings are required to be made by such Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Seller from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by such Seller and the consummation of the Purchase and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Seller to consummate the Purchase and the other transactions contemplated by this Agreement.

(b)               The execution, delivery and performance of this Agreement by such Seller does not, and the consummation by such Seller of the Purchase and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the governing documents of such Seller, as applicable, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of such Seller pursuant to, any Contracts binding upon such Seller or any Laws or governmental or non-governmental permit or license to which such Seller is subject; or (iii) any change in the rights or obligations of any party under any of such Contracts, permits or licenses, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Seller to consummate the Purchase and the other transactions contemplated by this Agreement.

4.5                   Litigation and Liabilities.

(a)                There are no material Actions pending or, to the knowledge of such Seller, threatened against such Seller that would prevent, materially delay or materially impede such Seller’s ability to consummate the Purchase or the other transactions contemplated hereby.

(b)               Such Seller is not subject to any outstanding order, writ, injunction or decree that would prevent, materially delay or materially impede such Seller’s ability to consummate the Purchase or the other transactions contemplated hereby.

4.6                   Brokers and Finders. Such Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Purchase or the other transactions contemplated in this Agreement.

4.7                   No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of Seller or any other Person on behalf of Seller makes any express or implied representation or warranty with respect to Seller or with respect to any other information provided to Purchaser in connection with the transactions contemplated hereby.

4.8                   Disclaimer of Other Representations and Warranties. Seller acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) none of Purchaser or any other Person on behalf of Purchaser makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Purchase, the Issuance or the Conversion and Seller or any Persons on behalf of Seller are not entitled to and are not relying on any representation or warranty except for those expressly set forth in Article III of this Agreement and (b) no Person has been authorized by Purchaser to make any representation or warranty relating to itself or its business or otherwise in connection with the Purchase, the Issuance or the Conversion, and if made, such representation or warranty must not be relied upon by Seller as having been authorized by such party.

ARTICLE V

Covenants

5.1                   Stock Exchange Deregistration. The Company shall use reasonable best efforts, and Purchaser shall reasonably cooperate with the Company, to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws to enable the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Closing.

5.2                   Expenses. All costs and expenses incurred in connection with this Agreement and the Issuance, the Purchase, the Conversion and the other transactions contemplated hereby shall be paid by the party incurring such expense.

5.3                   Taxes. For U.S. federal income tax purposes, Purchaser and the Company intend that the Conversion will result in a value-for-value satisfaction of indebtedness of the Company’s obligations under the LSA (within the meaning of Section 108(e)(8) of the Code) to the extent of the value of the Common Stock received by Purchaser in the Conversion.

5.4                   Publicity. The initial press release regarding the Issuance, the Purchase and the Conversion shall be a joint press release among all parties thereto, and thereafter the Company, Seller and Purchaser each shall use their respective best efforts to consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Issuance, the Purchase, the Conversion and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by applicable Laws or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

5.5                   Takeover Statutes. If any Takeover Statute is or may become applicable to the Issuance, the Purchase, the Conversion or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

5.6                   Information Rights. The Company shall promptly deliver to Purchaser (i) such information concerning the Company and its Subsidiaries, including financial information, in such manner and at such times as Purchaser may reasonably request, so as to allow Purchaser to (A) comply with its obligations under the Exchange Act, including any financial reporting, certification and disclosure requirements (or any attestation by an independent auditor with respect to any of the foregoing) or (B) complete any Tax filings or respond to any queries raised by a Tax authority in any jurisdiction and (ii) such other financial and business information as Purchaser may reasonably request from time to time.

5.7                   Joint Venture Distributions. From and after the Closing, unless prohibited by any Law or Contract between the Company and one or more third parties and except as otherwise determined by the unanimous vote of the board of directors of the Company, the Company shall distribute at least annually to shareholders of the Company, in the form of cash dividends, available cash proceeds received by the Company from the Joint Venture as a result of the Company’s membership in the Joint Venture, after payment of or reasonable provision for any and all expenses and liabilities of the Company, in each case as determined by the board of directors of the Company in its reasonable discretion.

ARTICLE VI

CLOSING DELIVERABLES

6.1                  Company’s Deliverables. At the Closing, the Company shall make or tender, or cause to be made or tendered, delivery of the following to Purchaser and Seller, as applicable:

(a)                Transfer Agent Instructions. A copy of the irrevocable instructions delivered to Computershare Trust Company, N.A., or such other transfer agent of the Company at the Closing Date (the “Transfer Agent”), instructing the Transfer Agent to deliver, on an expedited basis, to Purchaser, the Purchased Shares, the Issued Shares and the Conversion Shares in book entry form in the Direct Registration System.

(b)               Board of Directors. The Company shall have (i) caused the number of directors that will comprise the full board of directors of the Company from and after the Closing to be five, (ii) obtained the written resignations of Brett Brewer and Seth Johnson as directors of the Company, effective as of the Closing, (iii) caused Kenny Young and Nick Capuano to be appointed to the board of directors of the Company to fill the vacancies resulting from the resignations contemplated by clause (ii) hereof from and after the Closing, (iv) caused Nick Capuano to be appointed to the board of managers of the Joint Venture and (v) obtained the irrevocable written resignations of Robert Galvin and Corrado Federico as directors of the Company in the form previously provided to Purchaser.

(c)                Tax Benefit Preservation. A tax benefit preservation plan duly executed and delivered by the Company and the Transfer Agent in the form set forth in Exhibit A hereto.

(d)               Investor Agreement. The Investor Agreement, duly executed and delivered by the Company and the other investors party thereto (other than Purchaser and Seller).

6.2                  Purchaser’s Deliverables. At the Closing, Purchaser shall make or tender, or cause to be made or tendered, delivery of the following to the Company or Seller, as applicable:

(a)                Investor Agreement. The Investor Agreement, duly executed and delivered by Purchaser.

(b)               Termination Agreement and Release. (i) A termination agreement duly executed by Purchaser and any other parties to the LSA in form and substance previously approved by to the Company and (ii) a copy or copies of any and all releases of any and all Liens against the Company or its Subsidiaries arising from or in connection with the LSA in form and substance previously approved by to the Company.

(c)                IRS Form W-9. An IRS Form W-9 duly executed by Purchaser certifying Purchaser’s employer identification number, status as a United States person and exemption from U.S. backup withholding, and any similar forms required for U.S. state or local tax purposes.

(d)              Purchased Shares Consideration. For Seller, an amount equal to the product of the Price Per Share multiplied by the number of Purchased Shares pursuant to instructions given to Purchaser by Seller no later than two (2) business days prior to the Closing Date.

(e)               Issued Shares Consideration. For the Company, an amount equal to the product of the Price Per Share multiplied by the number of Issued Shares pursuant to instructions given to Purchaser by the Company no later than two (2) business days prior to the Closing Date.

6.3                 Seller’s Deliverables. At the Closing, Seller shall make or tender, or cause to be made or tendered, delivery to the Company or Purchaser, as applicable:

(a)               Purchased Shares. The share certificates, if any, representing ownership of Seller’s Purchased Shares, duly endorsed in blank by the record holder thereof or accompanied by duly executed stock power(s) endorsed in blank by the record holder thereof.

(b)               Investor Agreement. The Investor Agreement, duly executed and delivered by Seller.

ARTICLE VII

Miscellaneous and General

7.1                 Survival of Representations, Warranties and Covenants. The representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing until December 31, 2018 (the “Expiration Date”). Any claim for a breach of a representation or warranty must be delivered prior to the Expiration Date. Unless otherwise indicated, the covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement which by their terms are required to be performed at or after the Closing shall survive the Closing until they have been performed or satisfied.

7.2                 Modification or Amendment. The parties hereto may modify or amend this Agreement by written agreement which, in the case of an entity, is executed and delivered by duly authorized officers of such entity.

7.3                 Waiver of Conditions. Any failure of the parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written agreement signed by the party granting such waiver. No delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder.

7.4                  Counterparts. This Agreement may be executed by digital or telephonic facsimile in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

7.5                   GOVERNING LAW AND VENUE; SPECIFIC PERFORMANCE.

(a)                THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5(b).

(c)                The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 7.5(a), and each party hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 7.5(c) shall be in addition to, and not in lieu of, any other remedy to which such party is entitled at law or in equity.

7.6                   Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by overnight courier, by facsimile or by e-mail of a pdf attachment.

If to Purchaser:

B. Riley Financial, Inc.

21255 Burbank Boulevard, Suite 400

Woodland Hills, California 91367
Attention:  Alan Forman
email: aforman@brileyfin.com

with a copy to Patrick S. Brown, Esq.,
Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, California 90067
fax: (310) 407-2685
email: brownp@sullcrom.com

If to the Company:

400 Valley Drive,
Brisbane, CA 94005
Attention:  Gary Bosch
email: gbosch@bebe.com

with a copy to Tad J. Freese,
Latham & Watkins LLP
140 Scott Drive

Menlo Park, California 94025
fax:  (650) 463-2600
email: tad.freese@lw.com

If to Seller:

639 Huntsley Drive, #4,
West Hollywood, CA 90069.
Attention:  Manny Mashouf
email: mannymashouf@yahoo.com

with a copy to Tad J. Freese,
Latham & Watkins LLP
140 Scott Drive

Menlo Park, California 94025
fax:  (650) 463-2600
email: tad.freese@lw.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; when sent if sent by facsimile or email of a .pdf attachment (provided, that if given by facsimile or email of a .pdf attachment, such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to another method described herein; which, for the avoidance of doubt, may include by email of a .pdf attachment if the initial notice is given by facsimile or by facsimile in the initial notice is given by email of a .pdf attachment); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

7.7                   Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Investor Agreement, the LSA and documents relating thereto constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

7.8                   No Third Party Beneficiaries.

(a)                Seller, Purchaser and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

(b)               The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

7.9                   Obligations of Purchaser and of the Company. Whenever this Agreement requires a Subsidiary of Purchaser to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

7.10               Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

7.11               Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

7.12               Interpretation; Construction.

(a)              The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)              The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Any reference to any federal, state, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. Any reference in this Agreement to “$” or dollars shall mean U.S. dollars. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with their terms. Time is of the essence with respect to the performance of this Agreement.

(c)              The Company has set forth information in the Company Disclosure Letter in a section of such Company Disclosure Letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Company Disclosure Letter to this Agreement is not intended to broaden the scope of any representation or warranty of the Company contained in this Agreement, and disclosure of any item in the Company Disclosure Letter shall not be construed to mean that such information is material or required to be disclosed by this Agreement.

7.13               Assignment. No party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other party, except that Purchaser may assign any and all of its rights under this Agreement to one or more of the direct or indirect wholly-owned Subsidiaries of Purchaser’s public parent company (but no such assignment shall relieve Purchaser of any of its obligations hereunder). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns. Any purported assignment in violation of this Agreement is void.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

bebe stores, inc.

By:	/s/ MANNY MASHOUF
	Name:	Manny Mashouf
	Title:	Chief Executive Officer

B. Riley Financial, Inc.

By:	/s/ BRYANT RILEY
	Name:	Bryant Riley
	Title:	Chairman and Chief Executive Officer

The Manny Mashouf Living Trust

By:	/s/ MANNY MASHOUF
	Name:	Manny Mashouf
	Title:	Trustee

[Signature Page to Debt Conversion and Purchase and Sale Agreement]

Annex A

Defined Terms

Terms	Section

Action	2.8(a)
Affiliate	2.6(b)
Affiliated Group	2.13(j)
Agreement	Preamble
Applicable Date	2.6(a)
Assignment Agreement	Recitals
Bankruptcy and Equity Exception	2.3(a)
business day	1.2
Closing	1.2
Closing Date	1.2
Code	2.13(i)
Common Stock	Recitals
Company	Preamble
Company Disclosure Letter	ARTICLE II
Company Intellectual Property	2.14(b)
Company Reports	2.6(a)
Contract	2.5(b)
Conversion	1.1(a)
Conversion Shares	1.1(a)
Exchange Act	2.5(a)
Expiration Date	7.1
GAAP	2.1(b)(iii)
Governmental Entity	2.5(a)
Intellectual Property	2.14(e)(i)
Intellectual Property Contracts	2.14(e)(ii)
Investor Agreement	1.1(a)
Issuance	1.1(c)
Issued Shares	Recitals
Joint Venture	2.1(b)
Knowledge	2.8(c)
Laws	2.9
Licenses	2.9
Lien	1.1(a)
LSA	Recitals
Material Adverse Effect	2.1(b)
Material Contract	2.10(a)
Off-the-Shelf Software	2.14(e)(iii)
OTCQB	2.1(b)(vii)
Owned Intellectual Property	2.14(e)(iv)
Owned Real Property	2.11(a)
Permitted Lien	2.11(b)

Person	2.1(b)
Price Per Share	1.1(a)
Purchase	1.1(b)
Purchased Shares	Recitals
Purchaser	Preamble
Sarbanes-Oxley Act	2.6(a)
SEC	ARTICLE II
Securities Act	2.4(b)
Seller	Preamble
Shares	1.1(a)
Subsequent Purchase	1.3
Subsequent Purchase Shares	1.3
Subsidiary	2.1(b)
Takeover Statute	2.12
Tax	2.13(j)
Tax Return	2.13(j)
Taxes	2.13(j)
Transfer Agent	6.1(a)
Treasury Regulations	2.13(j)

Annex A-2

Exhibit A

Tax Benefit Preservation Plan

BEBE STORES, INC.

and

COMPUTERSHARE TRUST COMPANY, N.A.

as Rights Agent

Tax Benefit Preservation Plan

Dated as of January 12, 2018

TAX BENEFIT PRESERVATION PLAN

Tax Benefit Preservation Plan, dated as of January 12, 2018 (this “Plan”), between BEBE STORES, INC., a California corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”).

RECITALS

WHEREAS, on January 12, 2018, the Board of Directors (the “Board”) of the Company adopted this Plan, and has authorized and declared a dividend of one preferred stock purchase right (a “Right”) for each share of Common Stock (as defined in Section 1.6) of the Company outstanding at the close of business on January 26, 2018 (the “Record Date”) and has authorized and directed the issuance of one Right (subject to adjustment as provided herein) with respect to each share of Common Stock that shall become outstanding between the Record Date and the earliest of the Distribution Date and the Expiration Date (as such terms are defined in Sections 3.1 and 7.1, respectively), each Right initially representing the right to purchase one-hundredth (subject to adjustment) of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Series A Preferred”), of the Company having the rights, powers and preferences set forth in the form of Certificate of Determination of Series A Junior Participating Preferred Stock attached hereto as Exhibit A (as amended from time to time), upon the terms and subject to the conditions hereinafter set forth; provided, however, that Rights may be issued with respect to Common Stock that shall become outstanding after the Distribution Date and prior to the Expiration Date in accordance with Section 22;

WHEREAS, if the Company experiences an “ownership change,” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”), its ability to use Tax Benefits (as defined herein) for income tax purposes could be substantially limited or lost altogether; and

WHEREAS, the Company views the Tax Benefits as highly valuable assets of the Company, which are likely to inure to the benefit of the Company and its stockholders, and the Company believes that it is in the best interests of the Company and its stockholders that the Company provide for the protection of the Tax Benefits on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

ARTICLE VIII Certain Definitions. For purposes of this Plan, the following terms have the meanings indicated:

8.1            “Acquiring Person” shall mean any Person who or which, from and after the date of this Plan, shall be the Beneficial Owner of 4.99% or more of the Common Stock then outstanding, but shall not include (i) an Exempt Person or (ii) any Existing Holder, unless and until such time as such Existing Holder shall, after the first public announcement of this Plan, become the Beneficial Owner of one or more additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock in Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), unless upon acquiring such Beneficial Ownership, such Existing Holder does not Beneficially Own 4.99% or more of the Common Stock then outstanding. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares Beneficially Owned by such Person to 4.99% or more of the Common Stock then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 4.99% or more of the Common Stock then outstanding solely by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of one or more additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock in Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), then such Person shall be deemed to be an “Acquiring Person” unless, upon becoming the Beneficial Owner of such additional Common Stock, such Person does not Beneficially Own 4.99% or more of the Common Stock then outstanding. Notwithstanding the foregoing, if the Board determines, in its sole discretion, that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1.1, has become such inadvertently (including, without limitation, because (A) such Person was unaware that it Beneficially Owned a percentage of Common Stock that would otherwise cause such Person to be an “Acquiring Person” or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Plan), and such Person divests as promptly as practicable (as determined by the Board in its sole discretion) a sufficient number of shares of Common Stock so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this Section 1.1, then such Person shall not be deemed to be or have become an “Acquiring Person” at any time for any purposes of this Plan. For all purposes of this Plan, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common Stock of which any Person is the Beneficial Owner, shall be made pursuant to and in accordance with Section 382 and the Treasury Regulations promulgated thereunder.

8.2            “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the date of this Plan and, to the extent not included within the foregoing, shall also include, with respect to any Person, any other Person whose Stock or other securities (i) would be deemed constructively owned by such first Person for purposes of Section 382, (ii) would be deemed owned by a single “entity” as defined in Treasury Regulation § 1.382-3(a)(1) in which both such first Person and such other Person are included or (iii) otherwise would be deemed aggregated with the Stock or other securities owned by such first Person pursuant to the provisions of Section 382.

A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “Beneficially Own” or have “Beneficial Ownership” of any securities:

(a)    which such Person, directly or indirectly, has the Right to Acquire; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own (i) securities (including rights, options or warrants) which are convertible or exchangeable into or exercisable for Common Stock until such time as such securities are converted or exchanged into or exercised for Common Stock except to the extent the acquisition or transfer of securities (including rights, options or warrants) would be treated as exercised on the date of its acquisition or transfer under Section 1.382-4(d) of the Treasury Regulations promulgated under Section 382; (ii) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person, until such tendered securities are accepted for purchase or exchange; (iii) securities which such Person has a Right to Acquire upon the exercise of Rights at any time prior to the time that any Person becomes an Acquiring Person or (iv) securities issuable upon the exercise of Rights from and after the time that any Person becomes an Acquiring Person if such Rights were acquired by such Person prior to the Distribution Date or pursuant to Section 3.1 or Section 22 (“Original Rights”) or pursuant to Section 11.9 or Section 11.15 with respect to an adjustment to Original Rights;

(b)   which such Person, directly or indirectly, has or shares the right to vote or dispose of, or otherwise has “beneficial ownership” of (as defined under Rule 13d-3 of the General Rules and Regulations under the Exchange Act); provided, however, that Beneficial Ownership arising solely as a result of any such Person’s participation in a “group” (within the meaning of Rule 13d-5(b) of the General Rules and Regulations under the Exchange Act) shall be determined under Section 1.3.3 of this Plan and not under this Section 1.3.2; or

(c)    of which any other Person is the Beneficial Owner, if such Person has any agreement, arrangement or understanding (whether or not in writing) with such other Person with respect to acquiring, holding, voting or disposing of such securities of the Company, but only if the effect of such agreement, arrangement or understanding is to treat such Persons as an “entity” under Section 1.382-3(a)(1) of the Treasury Regulations; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, any security (A) if such Person has the right to vote such security pursuant to an agreement, arrangement or understanding (whether or not in writing) which (1) arises solely from a revocable proxy given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act and (2) is not also then reportable on Schedule 13D or Schedule 13G under the Exchange Act (or any comparable or successor report), or (B) if such beneficial ownership arises solely as a result of such Person’s status as a “clearing agency,” as defined in Section 3(a)(23) of the Exchange Act; provided, further, that nothing in this Section 1.3.3 shall cause a Person engaged in business as an underwriter of securities or member of a selling group to be the Beneficial Owner of, or to Beneficially Own, any securities acquired through such Person’s participation in good faith in an underwriting syndicate until the expiration of 40 calendar days after the date of such acquisition, and then only if such securities continue to be owned by such Person at the expiration of such 40 calendar days, or such later date as the Board of the Company may determine in any specific case.

Notwithstanding anything herein to the contrary, to the extent not within the foregoing provisions of this Section 1.3, a Person shall be deemed the Beneficial Owner of, and shall be deemed to Beneficially Own, Stock held by any other Person that such Person would be deemed to constructively own or that otherwise would be aggregated with Stock owned by such Person pursuant to Section 382, or any successor provision or replacement provision and the Treasury Regulations thereunder.

No Person who is an officer, director or employee of an Exempt Person shall be deemed, solely by reason of such Person’s status or authority as such, to be the “Beneficial Owner” of, to have “Beneficial Ownership” of or to “Beneficially Own” any securities that are “Beneficially Owned” (as defined in this Section 1.3), including, without limitation, in a fiduciary capacity, by an Exempt Person or by any other such officer, director or employee of an Exempt Person.

8.3            “Business Day” shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

8.4            “close of business” on any given date shall mean 5:00 p.m., New York time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 p.m., New York time, on the next succeeding Business Day.

8.5            “Common Stock” when used with reference to the Company shall mean the Common Stock, par value $0.001 per share, of the Company. “Common Stock” when used with reference to any Person other than the Company shall mean the capital stock with the greatest voting power, or the equity securities or other equity interest having power to control or direct the management of, such other Person or, if such Person is a Subsidiary of another Person, the Person or Persons which ultimately control such first-mentioned Person, and which has issued and outstanding such capital stock, equity securities or equity interest.

8.6            “Exempt Person” shall mean (i) the Company, any Subsidiary of the Company, in each case including, without limitation, the officers and members of the board of directors thereof acting in their fiduciary capacities, or any employee benefit plan of the Company or of any Subsidiary of the Company or any entity or trustee holding (or acting in a fiduciary capacity in respect of) shares of capital stock of the Company for or pursuant to the terms of any such plan, or for the purpose of funding other employee benefits for employees of the Company or any Subsidiary of the Company, and (ii) any Person deemed to be an “Exempt Person” in accordance with Section 28 or Section 29.

8.7            “Existing Holder” shall mean any Person who, immediately prior to the first public announcement of the adoption of this Plan, is the Beneficial Owner of 4.99% or more of the Common Stock then outstanding.

8.8            “Person” shall mean any individual, partnership, joint venture, limited liability company, firm, corporation, unincorporated association or organization, trust or other entity, or any group of such “Persons” having a formal or informal understanding among themselves to make a “coordinated acquisition” of shares within the meaning of Treasury Regulation § 1.382-3(a)(1) or who are otherwise treated as an “entity” within the meaning of Treasury Regulation § 1.382-3(a)(1), and shall include any successor (by merger or otherwise) of any such entity or group.

8.9            “Right to Acquire” shall mean a legal, equitable or contractual right to acquire (whether directly or indirectly and whether exercisable immediately, or only after the passage of time, compliance with regulatory requirements, fulfillment of a condition or otherwise), pursuant to any agreement, arrangement or understanding, whether or not in writing (excluding customary agreements entered into in good faith with and between an underwriter and selling group members in connection with a firm commitment underwriting registered under the Securities Act of 1933, as amended (the “Securities Act”)), or upon the exercise of any option, warrant or right, through conversion of a security, pursuant to the power to revoke a trust, discretionary account or similar arrangement, pursuant to the power to terminate a repurchase or similar so-called “stock borrowing” agreement or arrangement, or pursuant to the automatic termination of a trust, discretionary account or similar arrangement.

8.10          “Section 382” means Section 382 of the Code or any successor or replacement provisions and the Treasury Regulation promulgated thereunder.

“Stock” means with respect to any Person, such Person’s (i) common stock, (ii) preferred shares (other than preferred shares described in Section 1504(a)(4) of the Code) and (iii) any other interest that would be treated as “stock” of such Person pursuant to Treasury Regulation § 1.382-2T(f)(18).

8.11          “Stock Acquisition Date” shall mean the first date of public announcement by the Company that an Acquiring Person has become such or that discloses information which reveals the existence of an Acquiring Person.

8.12          “Subsidiary” of any Person shall mean any partnership, joint venture, limited liability company, firm, corporation, unincorporated association, trust or other entity of which a majority of the voting power of the voting equity securities or equity interests is owned, of record or beneficially, directly or indirectly, by such Person.

8.13          “Tax Benefits” shall mean net operating losses, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers, foreign tax credit carryovers, any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382, of the Company or any of its Subsidiaries and any other tax attribute the benefit of which is subject to possible limitation under Section 382.

8.14          “Treasury Regulations” means the final and temporary regulations promulgated by the United States Department of the Treasury under the Code as amended or superseded from time to time.

8.15          A “Trigger Event” shall be deemed to have occurred upon any Person becoming an Acquiring Person.

8.16          The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section

Adjustment Shares	11.1.2
Board	Recitals
Book Entry Shares	3.1
Code	Recitals
common stock equivalent	11.1.3
Company	Preamble
current per share market price	11.4.1
Current Value	11.1.3
Distribution Date	3.1
equivalent preferred stock	11.2
Exchange Act	1.2
Exchange Consideration	27.1
Exemption Request	28
Expiration Date	7.1
Final Expiration Date	7.1
OTCQB	9
Original Rights	1.3.2
Plan	Preamble
Principal Party	13.2
Purchase Price	4
Record Date	Recitals
Redemption Price	23.1
Requesting Person	28
Right	Recitals
Right Certificate	3.1
Rights Agent	Preamble
Securities Act	1.10
Security	11.4.1
Series A Preferred	Recitals
Substitution Period	11.1.3
Summary of Rights	3.2
Trading Day	11.4.1
Trust	27.1
Trust Agreement	27.1
Waiver Request	29

ARTICLE IX Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as rights agent for the Company in accordance with the express terms and conditions (and no implied terms and conditions) hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-rights agents as it may deem necessary or desirable upon ten (10) calendar days’ prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the act or omission of any such co-Rights Agents. In the event the Company appoints one or more co-rights agents, the respective duties of the Rights Agent and any such other rights agents shall be as the Company shall reasonably determine, provided that such duties and determination are consistent with the terms and provisions of this Plan.

ARTICLE X Issuance of Right Certificates.

10.1          Rights Evidenced by Stock Certificates. Until the earlier of (i) the close of business on the tenth (10th) Business Day after the Stock Acquisition Date or (ii) the close of business on the tenth (10th) Business Day after the date of the commencement of, or first public announcement by the Company of the intent of any Person (other than an Exempt Person) to commence, a tender or exchange offer the consummation of which would result in any Person becoming an Acquiring Person (the earlier of (i) and (ii) being herein referred to as the “Distribution Date”), (x) the Rights (unless earlier expired, redeemed or terminated) will be evidenced (subject to the provisions of Section 3.2) by the certificates for Common Stock registered in the names of the holders thereof or, in the case of uncertificated Common Stock registered in book entry form (“Book Entry Shares”), by notation in book entry (which certificates for Common Stock and Book Entry Shares shall also be deemed to be Right Certificates) and not by separate certificates, and (y) the Rights (and the right to receive certificates therefor) will be transferable only in connection with the transfer of the underlying Common Stock. The preceding sentence notwithstanding, (A) prior to the occurrence of a Distribution Date specified as a result of an event described in clauses (i) or (ii) (or such later Distribution Date as the Board may select pursuant to this sentence), the Board may postpone, one or more times, the Distribution Date in order to make a determination pursuant to Sections 7.1(v), 7.1(vi), 28 or 29 or (B) prior to the occurrence of a Distribution Date specified as a result of an event described in clause (ii) (or such later Distribution Date as the Board may select pursuant to this sentence), the Board may postpone, one or more times, the Distribution Date which would occur as a result of an event described in clause (ii) beyond the date set forth in such clause (ii), provided that the Company shall provide prompt written notice of any postponement under this sentence to the Rights Agent. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign and the Company (or, if requested, the Rights Agent at the expense of the Company and upon receipt by the Rights Agent of all relevant information) will send, by first-class, postage-prepaid mail, to each record holder of Common Stock as of the close of business on the Distribution Date (other than any Acquiring Person or any Affiliate or Associate of an Acquiring Person), at the address of such holder shown on the records of the Company or the transfer agent or registrar for the Common Stock, one or more certificates for Rights, in substantially the form of Exhibit B hereto (a “Right Certificate”), evidencing one Right (subject to adjustment as provided herein) for each share of Common Stock so held. As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates. The Company shall promptly notify the Rights Agent in writing upon the occurrence of the Distribution Date. Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Distribution Date has not occurred.

10.2          Summary of Rights. On the Record Date or as soon as practicable thereafter, the Company will send or cause to be sent a copy of a Summary of Rights to Purchase Series A Preferred, in substantially the form attached hereto as Exhibit C (the “Summary of Rights”), by first-class, postage-prepaid mail, to each record holder of Common Stock as of the close of business on the Record Date (other than any Acquiring Person or any Affiliate or Associate of any Acquiring Person) at the address of such holder shown on the records of the Company or the transfer agent or registrar for the Common Stock. Any failure to send a copy of the Summary of Rights shall not invalidate the Rights or affect their transfer with the Common Stock. With respect to certificates representing Common Stock and Book Entry Shares outstanding as of the close of business on the Record Date, until the Distribution Date (or the earlier Expiration Date), the Rights will be evidenced by such certificates for Common Stock registered in the names of the holders thereof or Book Entry Shares, as applicable, together with a copy of the Summary of Rights and the registered holders of the Common Stock shall also be registered holders of the associated Rights. Until the Distribution Date (or the earlier Expiration Date), the surrender for transfer of any certificate for Common Stock or Book Entry Shares outstanding at the close of business on the Record Date, with or without a copy of the Summary of Rights, shall also constitute the transfer of the Rights associated with the Common Stock represented thereby and the Book Entry Shares, as applicable.

10.3          New Certificates and Uncertificated Shares After Record Date. Certificates for Common Stock that become outstanding (whether upon issuance out of authorized but unissued Common Stock, disposition out of treasury or transfer or exchange of outstanding Common Stock) after the Record Date but prior to the earliest of the Distribution Date or the Expiration Date, or in certain circumstances provided in Section 22 hereof, after the Distribution Date, shall have impressed, printed, stamped, written or otherwise affixed onto them a legend in substantially the following form:

This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Tax Benefit Preservation Plan between bebe stores, inc. (the “Company”) and Computershare Trust Company, N.A., as Rights Agent (or any successor Rights Agent), dated as of January 12, 2018 as the same may be amended from time to time (the “Plan”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Plan, such Rights (as defined in the Plan) will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Plan without charge after receipt of a written request therefor. As described in the Plan, Rights which are owned by, transferred to or have been owned by Acquiring Persons (as defined in the Plan) or any Affiliate or Associate (as defined in the Plan) of any Acquiring Person shall become null and void and will no longer be transferable.

With respect to any Book Entry Shares, such legend shall be included in a notice to the record holder of such shares in accordance with applicable law. Until the Distribution Date (or the earlier Expiration Date), the Rights associated with the Common Stock represented by such certificates and such Book Entry Shares shall be evidenced solely by such certificates or the Book Entry Shares alone, and the surrender for transfer of any such certificates or Book Entry Shares, except as otherwise provided herein, shall also constitute the transfer of the Rights associated with the Common Stock represented thereby. In the event that the Company purchases or otherwise acquires any Common Stock after the Record Date but prior to the Distribution Date, any Rights associated with such Common Stock shall be deemed canceled and retired so that the Company shall not be entitled to exercise any Rights associated with the Common Stock that are no longer outstanding.

Notwithstanding this Section 3.3, neither the omission of the legend required hereby, nor the failure to provide the notice thereof, shall affect the enforceability of any part of this Plan or the rights of any holder of the Rights.

ARTICLE XI Form of Right Certificates. The Right Certificates (and the forms of election to purchase shares and assignment, including the certifications therein, to be printed on the reverse thereof) shall each be substantially in the form set forth in Exhibit B hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Plan (but which do not affect the rights, duties, liabilities or responsibilities of the Rights Agent), or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange or trading system on which the Rights may from time to time be listed or quoted, or to conform to usage. Subject to the terms and conditions hereof, the Right Certificates, whenever issued, shall be dated as of the Record Date, and shall show the date of countersignature by the Rights Agent, and on their face shall entitle the holders thereof to purchase such number of one-hundredths of a share of Series A Preferred as shall be set forth therein at the price per one-hundredth of a share of Series A Preferred set forth therein (the “Purchase Price”), but the number of such one-hundredths of a share of Series A Preferred and the Purchase Price shall be subject to adjustment as provided herein.

ARTICLE XII Countersignature and Registration. The Right Certificates shall be executed on behalf of the Company by the President and Chief Executive Officer or Managing Director and Treasurer of the Company, either manually or by facsimile signature, and shall have affixed thereto the Company’s seal or a facsimile thereof which shall be attested by the Secretary or any Assistant Secretary of the Company or by such officers as the Board may designate, either manually or by facsimile signature. The Right Certificates shall be countersigned, either manually or by facsimile signature, by an authorized signatory of the Rights Agent, but it shall not be necessary for the same signatory to countersign all of the Right Certificates hereunder. No Right Certificate shall be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Right Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Right Certificates, nevertheless, may be countersigned by the Rights Agent, and issued and delivered by the Company with the same force and effect as though the Person who signed such Right Certificates had not ceased to be such officer of the Company; and any Right Certificate may be signed on behalf of the Company by any Person who, at the actual date of the execution of such Right Certificate, shall be a proper officer of the Company to sign such Right Certificate, although at the date of the execution of this Plan any such Person was not such an officer.

Following the Distribution Date and the Receipt by the Rights Agent of the written notice to that effect and all other relevant information referred to in this Plan, the Rights Agent will keep or cause to be kept, at its office or offices designated for such purpose, books for registration and transfer of the Right Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Right Certificates, the number of Rights evidenced on its face by each of the Right Certificates, the certificate number of each of the Right Certificates and the date of each of the Right Certificates.

ARTICLE XIII Transfer, Split Up, Combination and Exchange of Right Certificates; Mutilated, Destroyed, Lost or Stolen Right Certificates. Subject to the provisions of this Plan, including, but not limited to, Section 11.1.2 and Section 14, at any time after the close of business on the Distribution Date, and at or prior to the close of business on the Expiration Date, any Right Certificate or Right Certificates (other than Right Certificates representing Rights that have become null and void pursuant to Section 11.1.2 or that have been exchanged pursuant to Section 27) may be transferred, split up, combined or exchanged for another Right Certificate or Right Certificates, entitling the registered holder to purchase a like number of one-hundredths of a share of Series A Preferred as the Right Certificate or Right Certificates surrendered then entitled such holder to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Right Certificate shall make such request in writing delivered to the Rights Agent, and shall surrender, together with any required form of assignment and certificate duly executed and properly completed, the Right Certificate or Right Certificates to be transferred, split up or combined or exchanged at the office of the Rights Agent designated for such purpose accompanied by a signature guarantee and such other documentation as the Rights Agent may reasonably request. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Right Certificate or Right Certificates until the registered holder shall have properly completed and duly executed the certificate contained in the form of assignment on the reverse side of such Right Certificate or Right Certificates and shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) thereof or any Affiliate or Associate of such registered holder or such Beneficial Owner (or such former Beneficial Owner), in each case, as the Company or the Rights Agent shall reasonably request. Thereupon, the Rights Agent shall countersign and deliver to the Person entitled thereto a Right Certificate or Right Certificates, as the case may be, as so requested. The Company or the Rights Agent may require payment from the holders of Right Certificates of a sum sufficient to cover any tax or charge that may be imposed in connection with any transfer, split up or combination or exchange of such Right Certificates. The Rights Agent shall not have any duty or obligation to take any action under any section of this Plan that requires payment of taxes and/or charges unless and until it is satisfied that all such payments have been made,

Subject to the provisions of Section 11.1.2, at any time after the Distribution Date and prior to the Expiration Date, upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Right Certificate, and, in case of loss, theft or destruction, of indemnity or security satisfactory to them, and, at the Company’s or the Rights Agent’s request, reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Right Certificate if mutilated, the Company will make and deliver a new Right Certificate of like tenor to the Rights Agent for countersignature and delivery to the registered owner in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.

ARTICLE XIV Exercise of Rights; Purchase Price; Expiration Date of Rights.

14.1          Exercise of Rights. Subject to Section 11.1.2 and except as otherwise provided herein, the registered holder of any Right Certificate may exercise the Rights evidenced thereby in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and certification on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, accompanied by a signature guarantee and such other documentation as the Rights Agent may reasonably request, together with payment of the aggregate Purchase Price for the total number of one-hundredths of a share of Series A Preferred (or other securities, cash or other assets) as to which the Rights are exercised, at or prior to the time (the “Expiration Date”) that is the earliest of (i) the close of business on January 12, 2028 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23, (iii) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in Section 13.3 at which time the Rights are deemed terminated, (iv) the time at which the Rights are exchanged as provided in Section 27, (v) the close of business on the effective date of the repeal of Section 382 if the Board determines that this Plan is no longer necessary or desirable for the preservation of the Tax Benefits, or (vi) the time at which the Board determines that the Tax Benefits are fully utilized or no longer available under Section 382 or that an ownership change under Section 382 would not adversely impact in any material respect the time period in which the Company could use the Tax Benefits, or materially impair the amount of the Tax Benefits that could be used by the Company in any particular time period, for applicable tax purposes.

14.2          Purchase. The Purchase Price for each one-hundredth of a share of Series A Preferred pursuant to the exercise of a Right shall be initially $10.88, shall be subject to adjustment from time to time as provided in Sections 11, 13 and 26 and shall be payable in lawful money of the United States of America in accordance with Section 7.3.

14.3          Payment Procedures. Except as otherwise provided herein, upon receipt of a Right Certificate representing exercisable Rights, with the form of election to purchase and certification properly completed and duly executed, accompanied by payment of the aggregate Purchase Price for the total number of one-hundredths of a share of Series A Preferred to be purchased and an amount equal to any applicable tax or charge required to be paid by the holder of such Right Certificate in accordance with Section 9, in cash or by certified or cashier’s check or money order payable to the order of the Company, the Rights Agent shall thereupon promptly (i)(A) requisition from any transfer agent of the Series A Preferred (or make available, if the Rights Agent is the transfer agent) certificates for the number of shares of Series A Preferred to be purchased and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests, or (B) if the Company shall have elected to deposit the total number of shares of Series A Preferred issuable upon exercise of the Rights hereunder with a depositary agent, requisition from such depositary agent depositary receipts representing interests in such number of one-hundredths of a share of Series A Preferred as are to be purchased (in which case certificates for the Series A Preferred represented by such receipts shall be deposited by the transfer agent with such depositary agent) and the Company hereby directs such depositary agent to comply with all such requests; (ii) when appropriate, requisition from the Company the amount of cash to be paid in lieu of the issuance of fractional shares in accordance with Section 14 or otherwise in accordance with Section 11.1.3; (iii) promptly after receipt of such certificates or depositary receipts, cause the same to be delivered to the registered holder of such Right Certificate, or upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder and (iv) when appropriate, after receipt, promptly deliver such cash to the registered holder of such Right Certificate, or upon the order of the registered holder of such Right Certificate, to such other Person as designated in writing by such holder. In the event that the Company is obligated to issue other securities of the Company, pay cash and/or distribute other property pursuant to Section 11.1.3, the Company will make all arrangements necessary so that such other securities, cash and/or other property are available for distribution by the Rights Agent, if and when appropriate.

14.4          Partial Exercise. In case the registered holder of any Right Certificate shall exercise less than all the Rights evidenced thereby, a new Right Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent and delivered to the registered holder of such Right Certificate or to his or her duly authorized assigns, subject to the provisions of Section 14.

14.5          Full Information Concerning Ownership. Notwithstanding anything in this Plan to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to a registered holder of Rights upon the occurrence of any purported transfer or exercise of Rights pursuant to Section 6 or as set forth in this Section 7 unless the certification contained in the form of election to purchase set forth on the reverse side of the Right Certificate surrendered for such exercise shall have been properly completed and duly executed by the registered holder thereof and the Company shall have been provided with such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) thereof or any Affiliate or Associate of such registered holder or such Beneficial Owner (or such former Beneficial Owner), in each case, as the Company or the Rights Agent shall reasonably request.

ARTICLE XV Cancellation and Destruction of Right Certificates. All Right Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Rights Agent for cancellation or in canceled form, or, if surrendered to the Rights Agent, shall be canceled by it, and no Right Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Plan. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Right Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. Subject to applicable law and regulation, the Rights Agent shall maintain in a retrievable database electronic records or physical records of all cancelled or destroyed Right Certificates which have been cancelled or destroyed by the Rights Agent. The Rights Agent shall maintain such electronic records or physical records for the time period required by applicable law and regulation. Upon written request of the Company (and at the expense of the Company), the Rights Agent shall provide to the Company or its designee copies of such electronic records or physical records relating to Right Certificates cancelled or destroyed by the Rights Agent.

ARTICLE XVI Reservation and Availability of Capital Stock. The Company covenants and agrees that, from and after the Distribution Date, it will cause to be reserved and kept available out of its authorized and unissued Series A Preferred (and, following the occurrence of a Trigger Event, out of its authorized and unissued Common Stock or other securities or out of its shares held in its treasury) the number of shares of Series A Preferred (and, following the occurrence of a Trigger Event, Common Stock and/or other securities) that will be sufficient to permit the exercise in full of all outstanding Rights.

So long as the Series A Preferred (and, following the occurrence of a Trigger Event, Common Stock and/or other securities) issuable upon the exercise of Rights may be listed on the OTCQB Market (“OTCQB”) or any other national securities exchange or traded in the over-the-counter market, the Company shall use its best efforts to cause, from and after such time as the Rights become exercisable, all shares reserved for such issuance to be listed or admitted to trading on the OTCQB or such other exchange or market upon official notice of issuance upon such exercise.

The Company covenants and agrees that it will take all such action as may be necessary to ensure that all Series A Preferred (and, following the occurrence of a Trigger Event, Common Stock and/or other securities) delivered upon exercise of Rights shall, at the time of delivery of the certificates for such shares (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and nonassessable shares.

From and after such time as the Rights become exercisable, the Company shall use its best efforts, if then necessary, to permit the issuance of Series A Preferred upon the exercise of Rights, to register and qualify such Series A Preferred under the Securities Act and any applicable state securities or “Blue Sky” laws (to the extent exemptions therefrom are not available), cause such registration statement and qualifications to become effective as soon as possible after such filing and keep such registration and qualifications effective until the earlier of the date as of which the Rights are no longer exercisable for such securities and the Expiration Date. The Company may temporarily suspend, from time to time for a period of time not to exceed one hundred twenty (120) days in any particular instance, the exercisability of the Rights in order to prepare and file a registration statement under the Securities Act and permit it to become effective or in order to prepare and file any supplement or amendment to such registration statement that the Board determines to be necessary and appropriate under applicable law. Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. The Company shall notify the Rights Agent whenever it makes a public announcement under this Section 9 and provide a copy of such announcement to the Rights Agent. Notwithstanding any provision of this Plan to the contrary, the Rights shall not be exercisable in any jurisdiction unless the requisite qualification or exemption in such jurisdiction shall have been obtained and until a registration statement under the Securities Act (if required) shall have been declared effective.

The Company further covenants and agrees that it will pay when due and payable any and all taxes and charges which may be payable in respect of the issuance or delivery of the Right Certificates or of any Series A Preferred (or Common Stock and/or other securities, as the case may be) upon the exercise of Rights. The Company shall not, however, be required to pay any tax or charge which may be payable in respect of any transfer or delivery of Right Certificates to a Person other than, or the issuance or delivery of certificates for the Series A Preferred (or Common Stock and/or other securities, as the case may be) in a name other than that of, the registered holder of the Right Certificate evidencing Rights surrendered for exercise or to issue or deliver any certificates for Series A Preferred (or Common Stock and/or other securities, as the case may be) in a name other than that of the registered holder upon the exercise of any Rights until any such tax or charge shall have been paid (any such tax or charge being payable by the registered holder of such Right Certificate at the time of surrender) or until it has been established to the Company’s and the Rights Agent’s satisfaction that no such tax or charge is due.

ARTICLE XVII Series A Preferred Record Date. Each Person in whose name any certificate for Series A Preferred (or Common Stock and/or other securities, as the case may be) is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Series A Preferred (or Common Stock and/or other securities, as the case may be) represented thereby on, and such certificate shall be dated, the date upon which the Right Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and any applicable taxes or charges) was duly made; provided, however, that if the date of such surrender and payment is a date upon which the Series A Preferred (or Common Stock and/or other securities, as the case may be) transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares (fractional or otherwise) on, and such certificate shall be dated, the next succeeding Business Day on which the Series A Preferred (or Common Stock and/or other securities, as the case may be) transfer books of the Company are open. Prior to the exercise of the Rights evidenced thereby (or an exchange pursuant to Section 27), the holder of a Right Certificate shall not be entitled to any rights of a holder of Series A Preferred (or Common Stock or other securities, as the case may be) for which the Rights shall be exercisable, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

ARTICLE XVIII Adjustment of Purchase Price, Number of Shares or Number of Rights. The Purchase Price, the number of shares of Series A Preferred or other securities or property purchasable upon exercise of each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.

18.1          Post-Execution Events.

(a)    Corporate Dividends, Reclassifications, Etc. In the event the Company shall, at any time after the date of this Plan, (A) declare and pay a dividend on the Series A Preferred payable in Series A Preferred, (B) subdivide the outstanding Series A Preferred, (C) combine the outstanding Series A Preferred into a smaller number of shares of Series A Preferred or (D) issue any shares of its capital stock in a reclassification of the Series A Preferred (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11.1.1, the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such Right had been exercised immediately prior to such date and at a time when the Series A Preferred transfer books of the Company were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right. If an event occurs which would require an adjustment under both Section 11.1.1 and Section 11.1.2, the adjustment provided for in this Section 11.1.1 shall be in addition to, and shall be made prior to, the adjustment required pursuant to, Section 11.1.2.

(b)   Acquiring Person Events; Triggering Events. Subject to Section 27, in the event that a Trigger Event occurs, then, from and after the first occurrence of such event, each holder of a Right, except as provided below, shall thereafter have a right to receive, upon exercise thereof at a price per Right equal to the then current Purchase Price multiplied by the number of one-hundredths of a share of Series A Preferred for which a Right is then exercisable (without giving effect to this Section 11.1.2), in accordance with the terms of this Plan and in lieu of Series A Preferred, such number of shares of Common Stock as shall equal the result obtained by (x) multiplying the then current Purchase Price by the number of one-hundredths of a share of Series A Preferred for which a Right is then exercisable (without giving effect to this Section 11.1.2) and (y) dividing that product by 50% of the then-current per share market price of the Common Stock (determined pursuant to Section 11.4) on the first of the date of the occurrence of, or the date of the first public announcement of, a Trigger Event (the “Adjustment Shares”); provided that the Purchase Price and the number of Adjustment Shares shall thereafter be subject to further adjustment as appropriate in accordance with Section 11.6. Notwithstanding the foregoing, upon and after the occurrence of a Trigger Event, any Rights that are or were acquired or Beneficially Owned by (1) any Acquiring Person or any Affiliate or Associate of an Acquiring Person, (2) a transferee of any Acquiring Person (or any Affiliate or Associate of an Acquiring Person) who becomes a transferee after the Acquiring Person becomes such, or (3) a transferee of any Acquiring Person (or any Affiliate or Associate of an Acquiring Person) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom the Acquiring Person has any continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer which the Board has determined is part of a plan, arrangement or understanding which has as a primary purpose or effect avoidance of this Section 11.1.2, and subsequent transferees, shall become void without any further action, and any holder (whether or not such holder is an Acquiring Person or an Affiliate or Associate of an Acquiring Person) of such Rights shall thereafter have no right to exercise such Rights under any provision of this Plan or otherwise. From and after the Trigger Event, no Right Certificate shall be issued pursuant to Section 3 or Section 6 that represents Rights that are or have become void pursuant to the provisions of this paragraph, and any Right Certificate delivered to the Rights Agent that represents Rights that are or have become void pursuant to the provisions of this paragraph shall be canceled.

The Company shall use all reasonable efforts to ensure that the provisions of this Section 11.1.2 are complied with, but shall have no liability to any holder of Right Certificates or any other Person as a result of its failure to make any determinations with respect to any Acquiring Person or any Affiliate or Associate of an Acquiring Person or transferees hereunder.

From and after the occurrence of an event specified in Section 13.1, any Rights that theretofore have not been exercised pursuant to this Section 11.1.2 shall thereafter be exercisable only in accordance with Section 13 and not pursuant to this Section 11.1.2.

(c)    Insufficient Shares. The Company may at its option substitute for Common Stock issuable upon the exercise of Rights in accordance with the foregoing Section 11.1.2, (1) cash, (2) a reduction in the Purchase Price, (3) Series A Preferred, (4) other equity securities of the Company (including, without limitation, shares, or fractions of shares, of preferred stock which, by virtue of having dividend, voting and liquidation rights substantially comparable to those of the Common Stock, the Board has deemed in good faith to have substantially the same value as the Common Stock) (each such share of preferred stock or fractions of shares of preferred stock constituting a “common stock equivalent”)), (5) debt securities of the Company, (6) other assets or (7) any combination of the foregoing having an aggregate value equal to the value of the Adjustment Shares issuable upon the exercise of a Right (the “Current Value”), where such aggregate value has been determined by the Board based upon the advice of a nationally recognized investment banking firm selected in good faith by the Board; provided, however, that if the Company shall not have made adequate provision to deliver such value within thirty (30) days following the occurrence of a Trigger Event, then the Company shall be obligated to deliver, to the extent necessary and permitted by applicable law and any agreements or instruments in effect on the date hereof to which it is a party, upon the surrender for exercise of a Right and without requiring payment of the Purchase Price, Common Stock (to the extent available) and then, if necessary, such number or fractions of Series A Preferred (to the extent available) and then, if necessary, cash, which shares and/or cash have an aggregate value equal to the excess of the Current Value over the Purchase Price. The Company shall provide the Rights Agent with prompt reasonably detailed written notice of any determination under the previous sentence. If, upon the occurrence of a Trigger Event, the Board shall determine in good faith that it is likely that sufficient additional shares of Common Stock could be authorized for issuance upon exercise in full of the Rights, then, if the Board so elects, the thirty (30) day period set forth above may be extended to the extent necessary, but not more than one hundred twenty (120) days following the occurrence of a Trigger Event, in order that the Company may seek stockholder approval for the authorization of such additional shares (such thirty (30) day period, as it may be extended, is herein called the “Substitution Period”). To the extent that the Company determines that some actions need be taken pursuant to the second and/or third sentences of this Section 11.1.3, the Company (x) shall provide that such action shall apply uniformly to all outstanding Rights, and (y) may suspend the exercisability of the Rights until the expiration of the Substitution Period in order to seek any authorization of additional shares and/or to decide the appropriate form of distribution to be made pursuant to such first sentence and to determine the value thereof. In the event of any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended as well as a public announcement at such time as the suspension is no longer in effect. The Company shall promptly notify the Rights Agent in writing whenever it temporarily suspends the exercisability of the Rights or when any such suspension is no longer in effect, and shall provide a copy any public announcement under this Section 11.1.3 to the Rights Agent. For purposes of this Section 11.1.3, the value of a share of Common Stock shall be the then current per share market price (as determined pursuant to Section 11.4) on the date of the occurrence of a Trigger Event and the value of any “common stock equivalent” shall be deemed to have the same value as the Common Stock on such date. The Board may, but shall not be required to, establish procedures to allocate the right to receive Common Stock upon the exercise of the Rights among holders of Rights pursuant to this Section 11.1.3.

18.2          Dilutive Rights Offering. In case the Company shall fix a record date for the issuance of rights, options or warrants to all holders of Series A Preferred entitling them (for a period expiring within forty-five (45) calendar days after such record date) to subscribe for or purchase Series A Preferred (or securities having the same rights, privileges and preferences as the Series A Preferred (“equivalent preferred stock”)) or securities convertible into Series A Preferred or equivalent preferred stock at a price per share of Series A Preferred or per share of equivalent preferred stock (or having a conversion or exercise price per share, if a security convertible into or exercisable for Series A Preferred or equivalent preferred stock) less than the then current per share market price of the Series A Preferred (as determined pursuant to Section 11.4) on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Series A Preferred and shares of equivalent preferred stock outstanding on such record date plus the number of shares of Series A Preferred and shares of equivalent preferred stock which the aggregate offering price of the total number of shares of Series A Preferred and/or shares of equivalent preferred stock to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such then-current per share market price and the denominator of which shall be the number of shares of Series A Preferred and shares of equivalent preferred stock outstanding on such record date plus the number of additional Series A Preferred and/or shares of equivalent preferred stock to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible); provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right. In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of the Rights. Series A Preferred and shares of equivalent preferred stock owned by or held for the account of the Company or any Subsidiary of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such rights or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

18.3          Distributions. In case the Company shall fix a record date for the making of a distribution to all holders of the Series A Preferred (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing or surviving corporation) of evidences of indebtedness, cash, securities or assets (other than a regular periodic cash dividend at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or, in case regular periodic cash dividends have not theretofore been paid, at a rate not in excess of 50% of the average net income per share of the Company for the four quarters ended immediately prior to the payment of such dividend, or a dividend payable in Series A Preferred (which dividend, for purposes of this Plan, shall be subject to the provisions of Section 11.1.1(A))) or convertible securities, or subscription rights or warrants (excluding those referred to in Section 11.2), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the then current per share market price of the Series A Preferred (as determined pursuant to Section 11.4) on such record date, less the fair market value (as determined in good faith by the Board, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent) of the portion of the cash, assets, securities or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to one share of Series A Preferred and the denominator of which shall be such then-current per share market price of the Series A Preferred (as determined pursuant to Section 11.4); provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company to be issued upon exercise of one Right. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Purchase Price shall again be adjusted to be the Purchase Price that would then be in effect if such record date had not been fixed.

18.4          Current Per Share Market Value.

(a)    General. For the purpose of any computation hereunder, the “current per share market price” of any security (a “Security” for the purpose of this Section 11.4.1) on any date shall be deemed to be the average of the daily closing prices per share of such Security for the thirty (30) consecutive Trading Days (as such term is hereinafter defined) immediately prior to, but not including, such date; provided, however, that in the event that the then current per share market price of the Security is determined during any period following the announcement by the issuer of such Security of (i) a dividend or distribution on such Security payable in shares of such Security or securities convertible into such shares or (ii) any subdivision, combination or reclassification of such Security, and prior to the expiration of thirty (30) Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the “current per share market price” shall be appropriately adjusted to reflect the then current market price per share equivalent of such Security. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the OTCQB or, if the Security is not listed or admitted to trading on the OTCQB, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Security is listed or admitted to trading or, if the Security is not listed or admitted to trading on any national securities exchange, the last quoted price or, if on such date the Security is not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported thereby or such other system then in use, or, if on any such date the Security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Security selected by the Board. If on any such date no such market maker is making a market in the Security, the fair value of the Security on such date as determined in good faith by the Board shall be used. The term “Trading Day” shall mean a day on which the principal national securities exchange on which the Security is listed or admitted to trading is open for the transaction of business or, if the Security is not listed or admitted to trading on any national securities exchange, a Business Day. If the Security is not publicly held or not so listed or traded, or if on any such date the Security is not so quoted and no such market maker is making a market in the Security, “current per share market price” shall mean the fair value per share as determined in good faith by the Board or, if at the time of such determination there is an Acquiring Person, by a nationally recognized investment banking firm selected by the Board, which shall have the duty to make such determination in a reasonable and objective manner, whose determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes.

(b)   Series A Preferred. Notwithstanding Section 11.4.1, for the purpose of any computation hereunder, the “current per share market price” of the Series A Preferred shall be determined in the same manner as set forth above in Section 11.4.1 (other than the last sentence thereof). If the then-current per share market price of the Series A Preferred cannot be determined in the manner described in Section 11.4.1, the “current per share market price” of the Series A Preferred shall be conclusively deemed to be an amount equal to 100 (as such number may be appropriately adjusted for such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock occurring after the date of this Plan) multiplied by the then-current per share market price of the Common Stock (as determined pursuant to Section 11.4.1). If neither the Common Stock nor the Series A Preferred are publicly held or so listed or traded, or if on any such date neither the Common Stock nor the Series A Preferred are so quoted and no such market maker is making a market in either the Common Stock or the Series A Preferred, “current per share market price” of the Series A Preferred shall mean the fair value per share as determined in good faith by the Board, or, if at the time of such determination there is an Acquiring Person, by a nationally recognized investment banking firm selected by the Board, which shall have the duty to make such determination in a reasonable and objective manner, which determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes. For purposes of this Plan, the “current per share market price” of one-hundredth of a share of Series A Preferred shall be equal to the “current per share market price” of one share of Series A Preferred divided by 100.

18.5          Insignificant Changes. No adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Purchase Price. Any adjustments which by reason of this Section 11.5 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest one-hundred thousandth of a share of Series A Preferred or the nearest one-hundredth of a share of Common Stock or other share or security, as the case may be.

18.6          Shares Other Than Series A Preferred. If as a result of an adjustment made pursuant to Section 11.1, the holder of any Right thereafter exercised shall become entitled to receive any shares of capital stock of the Company other than Series A Preferred, thereafter the number of such other shares so receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Series A Preferred contained in Sections 11.1, 11.2, 11.3, 11.5, 11.8, 11.9 and 11.13, and the provisions of Sections 7, 9, 10, 13 and 14 with respect to the Series A Preferred shall apply on like terms to any such other shares.

18.7          Rights Issued Subsequent to Adjustment. All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of one-hundredths of a share of Series A Preferred and shares of other capital stock or other securities, assets or cash of the Company, if any, purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

18.8          Effect of Adjustments on Existing Rights. Unless the Company shall have exercised its election as provided in Section 11.9, upon each adjustment of the Purchase Price as a result of the calculations made in Sections 11.2 and 11.3, each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of one-hundredths of a share of Series A Preferred (calculated to the nearest one-hundred thousandth of a share of Series A Preferred) obtained by (i) multiplying (x) the number of one-hundredths of a share of Series A Preferred covered by a Right immediately prior to this adjustment by (y) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price and (ii) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.

18.9          Adjustment in Number of Rights. The Company may elect on or after the date of any adjustment of the Purchase Price to adjust the number of Rights, in substitution for any adjustment in the number of one-hundredths of a share of Series A Preferred issuable upon the exercise of a Right. Each of the Rights outstanding after such adjustment of the number of Rights shall be exercisable for the number of one-hundredths of a share of Series A Preferred for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest one-hundredth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price. The Company shall make a public announcement (with prompt written notice to the Rights Agent) of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Right Certificates have been issued, shall be at least ten (10) days later than the date of the public announcement. If Right Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 11.9, the Company may, as promptly as practicable, cause to be distributed to holders of record of Right Certificates on such record date Right Certificates evidencing, subject to Section 14, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Right Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Right Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Right Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein (and may bear, at the option of the Company, the adjusted Purchase Price) and shall be registered in the names of the holders of record of Right Certificates on the record date specified in the public announcement.

18.10        Right Certificates Unchanged. Irrespective of any adjustment or change in the Purchase Price or the number of one-hundredths of a share of Series A Preferred issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the Purchase Price per share and the number of one-hundredths of a share of Series A Preferred which were expressed in the initial Right Certificates issued hereunder.

18.11        Par Value Limitations. Before taking any action that would cause an adjustment reducing the Purchase Price below one-hundredth of the then par value, if any, of the Series A Preferred or other shares of capital stock issuable upon exercise of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Series A Preferred or other such shares at such adjusted Purchase Price.

18.12       Deferred Issuance. In any case in which this Section 11 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date of that number of shares of Series A Preferred and shares of other capital stock or securities of the Company, if any, issuable upon such exercise over and above the Series A Preferred and shares of other capital stock or other securities, assets or cash of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares upon the occurrence of the event requiring such adjustment.

18.13       Reduction in Purchase Price. Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that it in its sole discretion shall determine to be advisable in order that any consolidation or subdivision of the Series A Preferred, issuance wholly for cash of any of the Series A Preferred at less than the then-current market price, issuance wholly for cash of Series A Preferred or securities which by their terms are convertible into or exchangeable for Series A Preferred, dividends on Series A Preferred payable in Series A Preferred or issuance of rights, options or warrants referred to hereinabove in this Section 11, hereafter made by the Company to holders of its Series A Preferred shall not be taxable to such stockholders.

18.14        Company Not to Diminish Benefits of Rights. The Company covenants and agrees that after the earlier of the Stock Acquisition Date or Distribution Date it will not, except as permitted by Section 23, Section 26 or Section 27, take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will substantially diminish or otherwise eliminate the benefits intended to be afforded by the Rights.

18.15        Adjustment of Rights Associated with Common Stock. Notwithstanding anything contained in this Plan to the contrary, in the event that the Company shall at any time after the date hereof and prior to the Distribution Date (i) declare or pay any dividend on the outstanding Common Stock payable in shares of Common Stock, (ii) effect a subdivision or consolidation of the outstanding Common Stock (by reclassification or otherwise than by the payment of dividends payable in shares of Common Stock), or (iii) combine the outstanding Common Stock into a greater or lesser number of shares of Common Stock, then in any such case, the number of Rights associated with each share of Common Stock then outstanding, or issued or delivered thereafter but prior to the Distribution Date or in accordance with Section 22 shall be proportionately adjusted so that the number of Rights thereafter associated with each share of Common Stock following any such event shall equal the result obtained by multiplying the number of Rights associated with each share of Common Stock immediately prior to such event by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the occurrence of the event and the denominator of which shall be the total number of shares of Common Stock outstanding immediately following the occurrence of such event. The adjustments provided for in this Section 11.15 shall be made successively whenever such a dividend is declared or paid or such a subdivision, combination or consolidation is effected.

ARTICLE XIX Certificate of Adjusted Purchase Price or Number of Shares. Whenever an adjustment is made as provided in Sections 11 or 13, the Company shall (a) promptly prepare a certificate setting forth such adjustment, and a brief statement of the facts accounting for such adjustment or describing such event, (b) promptly file with the Rights Agent and with each transfer agent for the Common Stock or the Series A Preferred a copy of such certificate and (c) mail a brief, reasonably detailed summary thereof to each holder of a Right Certificate (or, if before the Distribution Date, to each holder of a certificate representing shares of Common Stock or Book Entry Shares in respect thereof) in accordance with Section 25. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment or statement therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of any such adjustment unless and until it shall have received such certificate.

ARTICLE XX Consolidation, Merger or Sale or Transfer of Assets or Earning Power.

20.1          Certain Transactions. In the event that, from and after the first occurrence of a Trigger Event, directly or indirectly, (A) the Company shall consolidate with, or merge with and into, any other Person and the Company shall not be the continuing or surviving corporation, (B) any Person shall consolidate with the Company, or merge with and into the Company and the Company shall be the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property, or (C) the Company shall sell, exchange, mortgage or otherwise transfer (or one or more of its Subsidiaries shall sell, exchange, mortgage or otherwise transfer), in one or more transactions, assets or earning power aggregating 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person or Persons (other than the Company or one or more wholly-owned Subsidiaries of the Company in one or more transactions each of which complies with Section 11.14), then, and in each such case, proper provision shall be made so that (i) each holder of a Right (other than Rights which have become null and void pursuant to Section 11.1.2) shall thereafter have the right to receive, upon the exercise thereof at a price per Right equal to the then current Purchase Price multiplied by the number of one-hundredths of a share of Series A Preferred for which a Right was exercisable immediately prior to the first occurrence of a Trigger Event (as subsequently adjusted pursuant to Sections 11.1.1, 11.2, 11.3, 11.8, 11.9 and 11.12), in accordance with the terms of this Plan and in lieu of Series A Preferred or Common Stock, such number of validly authorized and issued, fully paid, non-assessable and freely tradable Common Stock of the Principal Party (as such term is hereinafter defined) not subject to any liens, encumbrances, rights of first refusal or other adverse claims, as shall be equal to the result obtained by (x) multiplying the then current Purchase Price by the number of one-hundredths of a share of Series A Preferred for which a Right was exercisable immediately prior to the first occurrence of a Trigger Event (as subsequently adjusted pursuant to Sections 11.1.1, 11.2, 11.3, 11.8, 11.9 and 11.12) and (y) dividing that product by 50% of the then current per share market price of the Common Stock of such Principal Party (determined pursuant to Section 11.4) on the date of consummation of such consolidation, merger, sale or transfer; provided that the price per Right so payable and the number of shares of Common Stock of such Principal Party so receivable upon exercise of a Right shall thereafter be subject to further adjustment as appropriate in accordance with Section 11.6 to reflect any events covered thereby occurring in respect of the Common Stock of such Principal Party after the occurrence of such consolidation, merger, sale or transfer; (ii) such Principal Party shall thereafter be liable for, and shall assume, by virtue of such consolidation, merger, sale or transfer, all of the obligations and duties of the Company pursuant to this Plan; (iii) the term “Company” shall thereafter be deemed to refer to such Principal Party; and (iv) such Principal Party shall take such steps (including, but not limited to, the reservation of a sufficient number of shares of its Common Stock in accordance with Section 9) in connection with such consummation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to its Common Stock thereafter deliverable upon the exercise of the Rights; provided that, upon the subsequent occurrence of any consolidation, merger, sale or transfer of assets or other extraordinary transaction in respect of such Principal Party, each holder of a Right shall thereupon be entitled to receive, upon exercise of a Right and payment of the Purchase Price as provided in this Section 13.1, such cash, shares, rights, warrants and other property which such holder would have been entitled to receive had such holder, at the time of such transaction, owned the Common Stock of the Principal Party receivable upon the exercise of a Right pursuant to this Section 13.1, and such Principal Party shall take such steps (including, but not limited to, reservation of shares of stock) as may be necessary to permit the subsequent exercise of the Rights in accordance with the terms hereof for such cash, shares, rights, warrants and other property. The Company shall not consummate any such consolidation, merger, sale or transfer unless prior thereto the Company and such Principal Party shall have executed and delivered to the Rights Agent a supplemental agreement confirming that the requirements of this Section 13.1 and Section 13.2 shall promptly be performed in accordance with their terms and that such consolidation, merger, sale or transfer of assets shall not result in a default by the Principal Party under this Plan as the same shall have been assumed by the Principal Party pursuant to this Section 13.1 and Section 13.2 and providing that, as soon as practicable after executing such agreement pursuant to this Section 13, the Principal Party, at its own expense, shall:

(A)           prepare and file a registration statement under the Securities Act, if necessary, with respect to the Rights and the securities purchasable upon exercise of the Rights on an appropriate form, use its best efforts to cause such registration statement to become effective as soon as practicable after such filing and use its best efforts to cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the Expiration Date and similarly comply with applicable state securities laws;

(B)          use its best efforts, if the Common Stock of the Principal Party shall be listed or admitted to trading on the OTCQB or on another national securities exchange, to list or admit to trading (or continue the listing of) the Rights and the securities purchasable upon exercise of the Rights on the OTCQB or such securities exchange;

(C)          deliver to holders of the Rights historical financial statements for the Principal Party which comply in all respects with the requirements for registration on Form 10 (or any successor form) under the Exchange Act; and

(D)          obtain waivers of any rights of first refusal or preemptive rights in respect of the Common Stock of the Principal Party subject to purchase upon exercise of outstanding Rights.

In case the Principal Party has a provision in any of its authorized securities or in its articles or certificate of incorporation or by-laws or other instrument governing its corporate affairs, which provision would have the effect of (i) causing such Principal Party to issue (other than to holders of Rights pursuant to this Section 13), in connection with, or as a consequence of, the consummation of a transaction referred to in this Section 13, Common Stock or common stock equivalents of such Principal Party at less than the then current market price per share thereof (determined pursuant to Section 11.4) or securities exercisable for, or convertible into, Common Stock or common stock equivalents of such Principal Party at less than such then current market price (other than to holders of Rights pursuant to this Section 13), or (ii) providing for any special payment, taxes, charges or similar provision in connection with the issuance of the Common Stock of such Principal Party pursuant to the provision of Section 13, then, in such event, the Company hereby agrees with each holder of Rights that it shall not consummate any such transaction unless prior thereto the Company and such Principal Party shall have executed and delivered to the Rights Agent a supplemental agreement providing that the provision in question of such Principal Party shall have been canceled, waived or amended, or that the authorized securities shall be redeemed, so that the applicable provision will have no effect in connection with, or as a consequence of, the consummation of the proposed transaction.

The Company covenants and agrees that it shall not, at any time after the Trigger Event, enter into any transaction of the type described in clauses (A) through (C) of this Section 13.1 if (i) at the time of or immediately after such consolidation, merger, sale, transfer or other transaction there are any rights, warrants or other instruments or securities outstanding or agreements in effect which would substantially diminish or otherwise eliminate the benefits intended to be afforded by the Rights, (ii) prior to, simultaneously with or immediately after such consolidation, merger, sale, transfer or other transaction, the stockholders of the Person who constitutes, or would constitute, the Principal Party for purposes of Section 13.2 shall have received a distribution of Rights previously owned by such Person or any of its Affiliates or Associates or (iii) the form or nature of organization of the Principal Party would preclude or limit the exercisability of the Rights. The provisions of this Section 13 shall similarly apply to successive transactions of the type described in clauses (A) through (C) of this Section 13.1.

20.2        Principal Party. “Principal Party” shall mean:

(i)          in the case of any transaction described in clauses (A) or (B) of the first sentence of Section 13.1: (i) the Person that is the issuer of the securities into which the Common Stock is converted in such merger or consolidation, or, if there is more than one such issuer, the issuer the Common Stock of which has the greatest aggregate market value of shares outstanding, or (ii) if no securities are so issued, (x) the Person that is the other party to the merger, if such Person survives said merger, or, if there is more than one such Person, the Person the Common Stock of which has the greatest aggregate market value of shares outstanding or (y) if the Person that is the other party to the merger does not survive the merger, the Person that does survive the merger (including the Company if it survives) or (z) the Person resulting from the consolidation; and

(ii)         in the case of any transaction described in clause (C) of the first sentence in Section 13.1, the Person that is the party receiving the greatest portion of the assets or earning power transferred pursuant to such transaction or transactions, or, if each Person that is a party to such transaction or transactions receives the same portion of the assets or earning power so transferred or if the Person receiving the greatest portion of the assets or earning power cannot be determined, whichever of such Persons is the issuer of Common Stock having the greatest aggregate market value of shares outstanding; provided, however, that in any such case described in the foregoing clause (i) or (ii) of this Section 13.2, if the shares of Common Stock of such Person are not at such time or have not been continuously over the preceding twelve (12) month period registered under Section 12 of the Exchange Act, then (1) if such Person is a direct or indirect Subsidiary of another Person the shares of Common Stock of which are and have been so registered, the term “Principal Party” shall refer to such other Person, or (2) if such Person is a Subsidiary, directly or indirectly, of more than one Person, the shares of Common Stock of all of which are and have been so registered, the term “Principal Party” shall refer to whichever of such Persons is the issuer of Common Stock having the greatest aggregate market value of shares outstanding, or (3) if such Person is owned, directly or indirectly, by a joint venture formed by two or more Persons that are not owned, directly or indirectly, by the same Person, the rules set forth in clauses (1) and (2) above shall apply to each of the owners having an interest in the venture as if the Person owned by the joint venture was a Subsidiary of both or all of such joint venturers, and the Principal Party in each such case shall bear the obligations set forth in this Section 13 in the same ratio as its interest in such Person bears to the total of such interests.

20.3        Approved Acquisitions. Notwithstanding anything contained herein to the contrary, upon the consummation of any merger or other acquisition transaction of the type described in clause (A), (B) or (C) of Section 13.1 involving the Company pursuant to a merger or other acquisition agreement between the Company and any Person (or one or more of such Person’s Affiliates or Associates) which agreement has been approved by the Board prior to any Person becoming an Acquiring Person, this Plan and the rights of holders of Rights hereunder shall be terminated in accordance with Section 7.1.

ARTICLE XXI Fractional Rights and Fractional Shares.

21.1        Cash in Lieu of Fractional Rights. The Company shall not be required to issue fractions of Rights or to distribute Right Certificates which evidence fractional Rights (except prior to the Distribution Date in accordance with Section 11.15). In lieu of such fractional Rights, there shall be paid to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable an amount in cash equal to the same fraction of the then-current market value of a whole Right. For the purposes of this Section 14.1, the then-current market value of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the OTCQB or, if the Rights are not listed or admitted to trading on the OTCQB, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Rights are listed or admitted to trading or, if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the OTCQB or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by the Board. If on any such date no such market maker is making a market in the Rights, the then-current market value of the Rights on such date shall be the fair value of the Rights as determined in good faith by the Board, or, if at the time of such determination there is an Acquiring Person, by a nationally recognized investment banking firm selected by the Board, which shall have the duty to make such determination in a reasonable and objective manner, which determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes.

21.2        Cash in Lieu of Fractional Shares of Series A Preferred. The Company shall not be required to issue fractions of shares of Series A Preferred (other than fractions which are integral multiples of one-hundredth of a share of Series A Preferred) upon exercise or exchange of the Rights or to distribute certificates which evidence fractional shares of Series A Preferred (other than fractions which are integral multiples of one-hundredth of a share of Series A Preferred). Interests in fractions of shares of Series A Preferred in integral multiples of one-hundredth of a share of Series A Preferred may, at the election of the Company, be evidenced by depositary receipts, pursuant to an appropriate agreement between the Company and a depositary selected by it; provided, that such agreement shall provide that the holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as Beneficial Owners of the Series A Preferred represented by such depositary receipts. In lieu of fractional shares of Series A Preferred that are not integral multiples of one-hundredth of a share of Series A Preferred, the Company shall pay to the registered holders of Right Certificates at the time such Rights are exercised or exchanged as herein provided an amount in cash equal to the same fraction of the then-current per share market price of one share of Series A Preferred (as determined in accordance with Section 14.1) for the Trading Day immediately prior to the date of such exercise or exchange.

21.3        Cash in Lieu of Fractional Shares of Common Stock. The Company shall not be required to issue fractions of shares of Common Stock or to distribute certificates which evidence fractional shares of Common Stock upon the exercise or exchange of Rights. In lieu of such fractional shares of Common Stock, the Company shall pay to the registered holders of the Right Certificates with regard to which such fractional shares of Common Stock would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole share of Common Stock (as determined in accordance with Section 14.1) for the Trading Day immediately prior to the date of such exercise or exchange.

21.4        Waiver of Right to Receive Fractional Rights or Shares. The holder of a Right by the acceptance of the Rights expressly waives his right to receive any fractional Rights or any fractional shares upon exercise or exchange of a Right, except as permitted by this Section 14.

21.5        Reliance by Rights Agent. Whenever a payment for fractional Rights or fractional shares is to be made by the Rights Agent under any section of this Plan, the Company shall (i) promptly prepare and deliver to the Rights Agent a certificate setting forth in reasonable detail the facts related to such payments and the prices and formulas utilized in calculating such payments, and (ii) provide sufficient monies to the Rights Agent in the form of fully collected funds to make such payments. The Rights Agent shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of, any payment for fractional Rights or fractional shares under any section of this Plan relating to the payment of fractional Rights or fractional shares unless and until the Rights Agent shall have received such a certificate and sufficient monies.

ARTICLE XXII Rights of Action. All rights of action in respect of this Plan, except the rights of action given to the Rights Agent under Section 18, are vested in the respective registered holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of the Common Stock); and any registered holder of any Right Certificate (or, prior to the Distribution Date, of the Common Stock), without the consent of the Rights Agent or of the holder of any other Right Certificate (or, prior to the Distribution Date, of the Common Stock), may, in his own behalf and for his own benefit, enforce this Plan, and may institute and maintain any suit, action or proceeding against the Company to enforce this Plan, or otherwise enforce or act in respect of his right to exercise the Rights evidenced by such Right Certificate (or, prior to the Distribution Date, such Common Stock) in the manner provided in such Right Certificate and in this Plan. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Plan and shall be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of, the obligations of any Person (including, without limitation, the Company) subject to this Plan.

ARTICLE XXIII Agreement of Right Holders. Every holder of a Right by accepting the same consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

a.          prior to the Distribution Date, the Rights will not be evidenced by a Right Certificate and will be transferable only in connection with the transfer of the Common Stock;

b.          as of and after the Distribution Date, the Right Certificates are transferable only on the registry books of the Rights Agent if surrendered at the office of the Rights Agent designated for such purpose, duly endorsed or accompanied by a proper instrument of transfer with all certifications required by the Rights Agent properly completed and duly executed;

c.          the Company and the Rights Agent may deem and treat the Person in whose name the Right Certificate (or, prior to the Distribution Date, the associated Common Stock certificate or Book Entry Share) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificates or the associated Common Stock certificate or Book Entry Share made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary; and

(d)        notwithstanding anything in this Plan to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or other Person as a result of the inability of the Company or the Rights Agent to perform any of its or their obligations under this Plan by reason of any preliminary or permanent injunction or other order, decree, judgment or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority prohibiting or otherwise restraining performance of such obligation.

ARTICLE XXIV Right Certificate Holder Not Deemed a Stockholder. No holder, as such, of any Right Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the Series A Preferred or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Right Certificate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in Section 24), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Right Certificate shall have been exercised in accordance with the provisions hereof.

ARTICLE XXV Concerning the Rights Agent. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder in accordance with a fee schedule to be mutually agreed upon and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Plan and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel), incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable judgment of court of competent jurisdiction), for anything done or omitted by the Rights Agent in connection with the execution, acceptance, administration of and the exercise and performance of its duties under this Plan, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly or enforcing its rights hereunder.

The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Plan in reliance upon any Right Certificate or certificate for the Series A Preferred or the Common Stock or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, instruction, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

The provisions under this Section 18 and Section 20 below shall survive the expiration of the Rights and the termination of this Plan and the resignation, replacement or removal of the Rights Agent. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company.

ARTICLE XXVI Merger or Consolidation or Change of Name of Rights Agent. Any corporation or limited liability company or other entity into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation or limited liability company or other entity resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation or limited liability company succeeding to the corporate trust or stock transfer business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Plan without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation or limited liability company or other entity would be eligible for appointment as a successor Rights Agent under the provisions of Section 21. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 19. In case at the time such successor Rights Agent shall succeed to the agency created by this Plan, any of the Right Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Right Certificates so countersigned; and in case at that time any of the Right Certificates shall not have been countersigned, any successor Rights Agent may countersign such Right Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Plan.

In case at any time the name of the Rights Agent shall be changed and at such time any of the Right Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Right Certificates so countersigned; and in case at that time any of the Right Certificates shall not have been countersigned, the Rights Agent may countersign such Right Certificates either in its prior name or in its changed name; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Plan.

ARTICLE XXVII Rights and Duties of Rights Agent. The Rights Agent undertakes to perform only the duties and obligations expressly set forth in this Plan and no implied duties and obligations shall be read into this Plan against the Rights Agent. The Rights Agent shall perform its duties and obligations upon the following terms and conditions, by all of which the Company and the holders of Right Certificates, by their acceptance thereof, shall be bound:

27.1        Legal Counsel. The Rights Agent may consult with legal counsel selected by it (who may be legal counsel for the Company), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for or in respect of any action taken or omitted by it in the absence of bad faith and in accordance with such advice or opinion.

27.2        Certificates as to Facts or Matters. Whenever in the performance of its duties under this Plan the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by either the President and Chief Executive Officer or Managing Director and Treasurer of the Company and delivered to the Rights Agent; and such certificate shall be full authorization and protection to the Rights Agent for and the Rights Agent shall not incur any liability for or in respect of any action taken or suffered by it under the provisions of this Plan in reliance upon such certificate.

27.3        Standard of Care. The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything in this Plan to the contrary, any liability of the Rights Agent under this Plan will be limited to the amount of annual fees paid by the Company to the Rights Agent during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought. Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

27.4        Reliance on Plan and Right Certificates. The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Plan or in the Right Certificates (except as to its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

27.5        No Responsibility as to Certain Matters. The Rights Agent shall not have any liability for or be under any responsibility in respect of the validity of this Plan or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the legality or validity or execution of any Right Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Plan or in any Right Certificate; nor shall it be liable or responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Section 11.1.2) or any adjustment required under the provisions of Sections 3, 11, 13, 23 or 27 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after actual notice of any such change or adjustment); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Series A Preferred or other securities to be issued pursuant to this Plan or any Right Certificate or as to whether any Series A Preferred or other securities will, when so issued, be validly authorized and issued, fully paid and nonassessable.

27.6        Further Assurance by Company. The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Plan.

27.7        Authorized Company Officers. The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from either the President and Chief Executive Officer or Managing Director and Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties under this Plan, and it shall not be liable for any action taken or suffered to be taken by it in accordance with instructions of any such officer or for any delay in acting while waiting for these instructions. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken or omitted by the Rights Agent with respect to its duties or obligations under this Plan and the date on and/or after which such action shall be taken or such omission shall be effective. The Rights Agent shall not be liable to the Company for any action taken by, or omission of, the Rights Agent in accordance with a proposal included in any such application on or after the date specified therein or the most recent advice received from the officers of the Company in accordance with this Section 20.7.

27.8        Freedom to Trade in Company Securities. The Rights Agent and any stockholder, affiliate, director, officer, agent, representative or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Plan. Nothing herein shall preclude the Rights Agent or such stockholder, affiliate, director, officer, agent, representative or employee from acting in any other capacity for the Company or for any other Person.

27.9        Reliance on Attorneys and Agents. The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company or any other Person resulting from any such act, omission, default, neglect or misconduct, absent gross negligence or bad faith in the selection and continued employment thereof (which gross negligence or bad faith must be determined by a final, non-appealable judgment of a court of competent jurisdiction).

27.10      Incomplete Certificate. If, with respect to any Right Certificate surrendered to the Rights Agent for exercise or transfer, the certificate contained in the form of assignment or the form of election to purchase set forth on the reverse thereof, as the case may be, has not been properly completed to certify the holder is not an Acquiring Person (or an Affiliate or Associate of an Acquiring Person), the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting with the Company. The Rights Agent shall not be liable for any delays arising from the duties under this Section 20.10.

27.11      Rights Holders List. At any time and from time to time after the Distribution Date, upon the request of the Company, the Rights Agent shall promptly deliver to the Company a list, as of the most recent practicable date (or as of such earlier date as may be specified by the Company), of the holders of record of Rights.

27.12      No Risk of Own Funds. No provision of this Plan shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

27.13      No Notice. The Rights Agent shall not be required to take notice or be deemed to have notice of any event or condition hereunder, including any event or condition that may require action by the Rights Agent, unless the Rights Agent shall be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Plan to be delivered to the Rights Agent must, in order to be effective, be received by the Rights Agent as specified in Section 24 hereof, and in the absence of such notice so delivered, the Rights Agent may conclusively assume no such event or condition exists.

ARTICLE XXVIII Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Plan upon thirty (30) days’ notice in writing mailed to the Company and in the event that the Rights Agent or one of its Affiliates is not also the transfer agent for the Company, to each transfer agent of the Common Stock and/or Series A Preferred, as applicable. In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Plan as of the effective date of such termination, and the Company shall be responsible for sending any required notice. Following the Distribution Date, the Company shall promptly notify the holders of the Right Certificates by first-class mail of any such resignation. The Company may remove the Rights Agent or any successor Rights Agent upon thirty (30) days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock and/or Series A Preferred, as applicable, by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the resigning, removed, or incapacitated Rights Agent shall remit to the Company, or to any successor Rights Agent designated by the Company, all books, records, funds, certificates or other documents or instruments of any kind then in its possession which were acquired by such resigning, removed or incapacitated Rights Agent in connection with its services as Rights Agent hereunder, and shall thereafter be discharged from all duties and obligations hereunder; provided that the Rights Agent may retain copies of same in accordance with applicable law or its document retention policies or conventions. Following notice of such removal, resignation or incapacity, the Company shall appoint a successor to such Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit his Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a Person organized and doing business under the laws of the United States, in good standing, which is authorized under such laws to exercise stock transfer or corporate trust powers and is subject to supervision or examination by Federal or state authority and which (a) has, along with its Affiliates, at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million or (b) is the Affiliate of a Person described in clause (a) of this sentence. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose; provided, that, such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock and/or Series A Preferred, as applicable, and, following the Distribution Date, mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

ARTICLE XXIX  Issuance of New Right Certificates. Notwithstanding any of the provisions of this Plan or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by its Board to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Right Certificates made in accordance with the provisions of this Plan. In addition, in connection with the issuance or sale of Common Stock following the Distribution Date and prior to the Expiration Date, the Company shall, with respect to Common Stock so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement, granted or awarded, or upon exercise, conversion or exchange of securities heretofore or hereinafter issued by the Company, in each case existing prior to the Distribution Date, issue Right Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) no such Right Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Right Certificate would be issued and (ii) no such Right Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.

ARTICLE XXX Redemption.

30.1        Right to Redeem. The Board may, at its option, at any time prior to a Trigger Event, redeem all but not less than all of the then outstanding Rights at a redemption price of $0.01 per Right, appropriately adjusted to reflect any stock split, stock dividend, recapitalization or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the “Redemption Price”), and the Company may, at its option, pay the Redemption Price in Common Stock (based on the “current per share market price,” determined pursuant to Section 11.4, of the Common Stock at the time of redemption), cash or any other form of consideration deemed appropriate by the Board. The redemption of the Rights by the Board may be made effective at such time, on such basis and subject to such conditions as the Board in its sole discretion may establish.

30.2        Redemption Procedures. Immediately upon the action of the Board ordering the redemption of the Rights (or at such later time as the Board may establish for the effectiveness of such redemption), and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price for each Right so held. The Company shall promptly give public notice of such redemption (with prompt written notice of same to the Rights Agent); provided, however, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption. The Company shall promptly give, or cause the Rights Agent to give (at the Company’s expense), notice of such redemption to the holders of the then outstanding Rights by mailing such notice to all such holders at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Stock. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption shall state the method by which the payment of the Redemption Price will be made. The failure to give notice required by this Section 23.2 or any defect therein shall not affect the validity of the action taken by the Company. Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23 or in Section 27, and other than in connection with the purchase, acquisition or redemption of Common Stock prior to the Distribution Date.

ARTICLE XXXI Notice of Certain Events. In case the Company shall propose at any time after the earlier of the Stock Acquisition Date and the Distribution Date (a) to pay any dividend payable in stock of any class to the holders of Series A Preferred or to make any other distribution to the holders of Series A Preferred (other than a regular periodic cash dividend at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or, in case regular periodic cash dividends have not theretofore been paid, at a rate not in excess of 50% of the average net income per share of the Company for the four quarters ended immediately prior to the payment of such dividends, or a stock dividend on, or a subdivision, combination or reclassification of the Common Stock), or (b) to offer to the holders of Series A Preferred rights or warrants to subscribe for or to purchase any additional Series A Preferred or shares of stock of any class or any other securities, rights or options, or (c) to effect any reclassification of its Series A Preferred (other than a reclassification involving only the subdivision of outstanding Series A Preferred), or (d) to effect any consolidation or merger into or with, or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to, any other Person (other than pursuant to a merger or other acquisition agreement of the type excluded from the definition of “Beneficial Ownership” in Section 1.3), or (e) to effect the liquidation, dissolution or winding up of the Company, or (f) to declare or pay any dividend on the Common Stock payable in Common Stock or to effect a subdivision, combination or consolidation of the Common Stock (by reclassification or otherwise than by payment of dividends in Common Stock), then, in each such case, the Company shall give to the Rights Agent and to each holder of a Right Certificate, in accordance with Section 25, a reasonably detailed notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the Series A Preferred and/or Common Stock, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (a) or (b) above at least ten (10) days prior to the record date for determining holders of the Series A Preferred for purposes of such action, and in the case of any such other action, at least ten (10) days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Series A Preferred and/or Common Stock, whichever shall be the earlier.

In case any event set forth in Section 11.1.2 or Section 13 shall occur, then, in any such case, (i) the Company shall as soon as practicable thereafter give to the Rights Agent and to each holder of a Right Certificate, in accordance with Section 25, a notice of the occurrence of such event, which notice shall describe the event and the consequences of the event to holders of Rights under Section 11.1.2 and Section 13, and (ii) all references in this Section 24 to Series A Preferred shall be deemed thereafter to refer to Common Stock and/or, if appropriate, other securities.

ARTICLE XXXII Notices. Notices or demands authorized by this Plan to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Company shall be sufficiently given or made if sent by overnight delivery service or first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

bebe stores, inc.

400 Valley Drive

Brisbane, California 94005

Attention: President and Chief Executive Officer

Subject to the provisions of Section 21 and Section 24, any notice or demand authorized by this Plan to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if sent by overnight delivery service or first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

Computershare Trust Company, N.A.

480 Washington Blvd.

Jersey City, NJ 07310

Attention: Client Services

Notices or demands authorized by this Plan to be given or made by the Company or the Rights Agent to the holder of any Right Certificate (or, prior to the Distribution Date, to the holder of any certificate representing Common Stock or of any Book Entry Shares) shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company or the transfer agent or registrar for the Common Stock; provided that prior to the Distribution Date a filing by the Company with the Securities and Exchange Commission shall constitute sufficient notice to the holders of securities of the Company, including the Rights, for purposes of this Plan and no other notice need be given.

ARTICLE XXXIII Supplements and Amendments. For so long as the Rights are then redeemable, the Company and the Rights Agent may in their sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Plan in any respect without the approval of any holders of Rights or Common Stock. From and after the time that the Rights are no longer redeemable, the Company may, and the Rights Agent shall, if the Company so directs, from time to time supplement or amend this Plan without the approval of any holders of Rights (i) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein or (ii) to make any other changes or provisions in regard to matters or questions arising hereunder which the Company may deem necessary or desirable, including but not limited to extending the Final Expiration Date; provided, however, that no such supplement or amendment shall adversely affect the interests of the holders of Rights as such (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person), and no such supplement or amendment may cause the Rights again to become redeemable or cause this Plan again to become amendable as to an Acquiring Person or an Affiliate or Associate of an Acquiring Person, other than in accordance with this sentence; provided further, that the right of the Board to extend the Distribution Date shall not require any amendment or supplement hereunder. Upon the delivery of a certificate from an appropriate officer of the Company, which states that the proposed supplement or amendment is in compliance with the terms of this Section 26, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Plan to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Plan that it has determined would adversely affect its own rights, duties, obligations or immunities under this Plan. No supplement or amendment to this Plan shall be effective unless duly executed by the Rights Agent.

ARTICLE XXXIV Exchange.

34.1        Exchange of Common Stock for Rights. The Board may, at its option, at any time after the occurrence of a Trigger Event, exchange Common Stock for all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 11.1.2) by exchanging at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such amount per Right being hereinafter referred to as the “Exchange Consideration”). Notwithstanding the foregoing, the Board shall not be empowered to effect such exchange at any time after any Acquiring Person shall have become the Beneficial Owner of 50% or more of the Common Stock then outstanding. From and after the occurrence of an event specified in Section 13.1, any Rights that theretofore have not been exchanged pursuant to this Section 27.1 shall thereafter be exercisable only in accordance with Section 13 and may not be exchanged pursuant to this Section 27.1. The exchange of the Rights by the Board may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Without limiting the foregoing, prior to effecting an exchange pursuant to this Section 27, the Board may direct the Company to enter into a Trust Agreement in such form and with such terms as the Board shall then approve (the “Trust Agreement”). If the Board so directs, the Company shall enter into the Trust Agreement and shall issue to the trust created by such agreement (the “Trust”) all of the Common Stock issuable pursuant to the exchange (or any portion thereof that has not theretofore been issued in connection with the exchange). From and after the time at which such shares are issued to the Trust, all stockholders then entitled to receive shares pursuant to the exchange shall be entitled to receive such shares (and any dividends or distributions made thereon after the date on which such shares are deposited in the Trust) only from the Trust and solely upon compliance with the relevant terms and provisions of the Trust Agreement. Any Common Stock issued at the direction of the Board in connection herewith shall be validly issued, fully paid and nonassessable Common Stock or Series A Preferred (as the case may be), and the Company shall be deemed to have received as consideration for such issuance a benefit having a value that is at least equal to the aggregate par value of the shares so issued.

34.2        Exchange Procedures. Immediately upon the effectiveness of the action of the Board ordering the exchange for any Rights pursuant to Section 27.1 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive the Exchange Consideration. The Company shall promptly give public notice of any such exchange (with prompt written notice to the Rights Agent); provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange shall state the method by which the exchange of the Common Stock for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than the Rights that have become null and void pursuant to the provisions of Section 11.1.2) held by each holder of Rights.

34.3        Insufficient Shares. The Company may at its option substitute, for each share of Common Stock that would otherwise be issuable upon exchange of a Right, (i) a number of shares of Series A Preferred or fraction thereof (or equivalent preferred stock, as such term is defined in Section 11.2), (ii) cash, (iii) other equity securities of the Company or common stock equivalents, as such term is defined in Section 11.1.3), (iv) debt securities of the Company, (v) other assets or (vi) any combination of the foregoing, in each case having an aggregate value equal to the current per share market price of one share of Common Stock (determined pursuant to Section 11.4) as of the date of such exchange. In the event that there shall not be sufficient shares of Common Stock issued but not outstanding or authorized but unissued and otherwise available for issuance to permit an exchange of Rights for Common Stock as contemplated in accordance with this Section 27, the Company shall substitute to the extent of such insufficiency, for each share of Common Stock that would otherwise be issuable upon exchange of a Right, consideration of any type described in Section 11.1.3(B)(1)-(7), which consideration shall have an aggregate current per share market price (determined pursuant to Section 11.4 hereof) equal to the current per share market price of one share of Common Stock (determined pursuant to Section 11.4 hereof) as of the date of such exchange.

ARTICLE XXXV Process to Seek Exemption Prior to Trigger Event. Any Person who desires to effect any acquisition of Common Stock that would, if consummated, result in such Person beneficially owning 4.99% or more of the then outstanding Common Stock (a “Requesting Person”) may, prior to the Stock Acquisition Date and in accordance with this Section 28, request that the Board grant an exemption with respect to such acquisition under this Plan so that such Person would be deemed to be an “Exempt Person” under subsection (ii) of Section 1.7 hereof for purposes of this Plan (an “Exemption Request”). An Exemption Request shall be in proper form and shall be delivered by overnight delivery service or first-class mail, postage prepaid, to the Secretary of the Company at the principal executive office of the Company. The Exemption Request shall be deemed made upon receipt by the Secretary of the Company. To be in proper form, an Exemption Request shall set forth (i) the name and address of the Requesting Person, (ii) the number and percentage of shares of Common Stock then Beneficially Owned by the Requesting Person, together with all Affiliates and Associates of the Requesting Person, and (iii) a reasonably detailed description of the transaction or transactions by which the Requesting Person would propose to acquire Beneficial Ownership of Common Stock aggregating 4.99% or more of the then outstanding Common Stock and the maximum number and percentage of shares of Common Stock that the Requesting Person proposes to acquire. The Board shall make a determination whether to grant an exemption in response to an Exemption Request as promptly as practicable (and, in any event, within ten (10) Business Days) after receipt thereof; provided, that the failure of the Board to make a determination within such period shall be deemed to constitute the denial by the Board of the Exemption Request. The Requesting Person shall respond promptly to reasonable and appropriate requests for additional information from the Board and its advisors to assist the Board in making its determination. For purposes of considering the Exemption Request, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common Stock of which any Person is the Beneficial Owner, shall be made pursuant to and in accordance with Section 382. The Board shall only grant an exemption in response to an Exemption Request if the Board determines in its sole discretion that the acquisition of Beneficial Ownership of Common Stock by the Requesting Person (A) will not adversely impact in any material respect the time period in which the Company could use the Tax Benefits or limit or impair the availability to the Company of the Tax Benefits or (B) is in the best interests of the Company despite the fact that it may adversely impact in a material respect the time period in which the Company could use the Tax Benefits or limit or impair the availability to the Company of the Tax Benefits. Any exemption granted hereunder may be granted in whole or in part, and may be subject to limitations or conditions (including a requirement that the Requesting Person agree that it will not acquire Beneficial Ownership of shares of Common Stock in excess of the maximum number and percentage of shares approved by the Board), in each case as and to the extent the Board shall determine necessary or desirable to provide for the protection of the Tax Benefits. Any Exemption Request may be submitted on a confidential basis and, except to the extent required by applicable law, the Company shall maintain the confidentiality of such Exemption Request and the Board’s determination with respect thereto, unless the information contained in the Exemption Request or the Board’s determination with respect thereto otherwise becomes publicly available. The Exemption Request shall be considered and evaluated by directors serving on the Board, or a duly constituted committee thereof, who are disinterested with respect to the Exemption Request, and the action of a majority of such disinterested directors shall be deemed to be the determination of the Board for purposes of such Exemption Request.

ARTICLE XXXVI Waiver Subsequent to Stock Acquisition Date. The Board may, of its own accord or upon the request of a stockholder (a “Waiver Request”), subsequent to a Stock Acquisition Date and prior to the Distribution Date, and in accordance with this Section 29, grant an exemption with respect to any Acquiring Person under this Plan so that such Acquiring Person would be deemed to be an “Exempt Person” under subsection (ii) of Section 1.7 hereof for purposes of this Plan. A Waiver Request shall be in proper form and shall be delivered by overnight delivery service or first-class mail, postage prepaid, to the Secretary of the Company at the principal executive office of the Company. The Waiver Request shall be deemed made upon receipt by the Secretary of the Company. To be in proper form, a Waiver Request shall set forth (i) the name and address of the Acquiring Person, (ii) the number and percentage of shares of Common Stock then Beneficially Owned by the Acquiring Person, together with all Affiliates and Associates of the Acquiring Person, and (iii) a reasonably detailed description of the transaction or transactions by which the Acquiring Person acquired Beneficial Ownership of Common Stock aggregating 4.99% or more of the then outstanding Common Stock and the maximum number and percentage of shares of Common Stock that the Acquiring Person proposes to acquire. The Board shall make a determination whether to grant an exemption in response to a Waiver Request as promptly as practicable (and, in any event, within ten (10) Business Days) after receipt thereof; provided, that the failure of the Board to make a determination within such period shall be deemed to constitute the denial by the Board of the Waiver Request. The Acquiring Person shall respond promptly to reasonable and appropriate requests for additional information from the Board and its advisors to assist the Board in making its determination. For purposes of considering the Waiver Request, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common Stock of which any Person is the Beneficial Owner, shall be made pursuant to and in accordance with Section 382. The Board shall only grant an exemption for an Acquiring Person if the Board determines in its sole discretion that the acquisition of Beneficial Ownership of Common Stock by such Acquiring Person does not adversely impact in any material respect the time period in which the Company could use the Tax Benefits or limit or impair the availability to the Company of the Tax Benefits. Any exemption granted hereunder may be granted in whole or in part, and may be subject to limitations or conditions (including a requirement that such Acquiring Person agree that it will not acquire Beneficial Ownership of shares of Common Stock in excess of the maximum number and percentage of shares approved by the Board), in each case as and to the extent the Board shall determine necessary or desirable to provide for the protection of the Company’s Tax Benefits. The facts and circumstances with respect to the Trigger Event, including whether to grant an exemption, shall be considered and evaluated by directors serving on the Board, or a duly constituted committee thereof, who are disinterested with respect to the Trigger Event, and the action of a majority of such disinterested directors shall be deemed to be the determination of the Board for purposes of any exemption granted pursuant to this Section 29.

ARTICLE XXXVII Successors. All the covenants and provisions of this Plan by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

ARTICLE XXXVIII Benefits of this Plan. Nothing in this Plan shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Stock) any legal or equitable right, remedy or claim under this Plan; but this Plan shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Stock).

ARTICLE XXXIX Determination and Actions by the Board or Committee Thereof. The Board, or a duly authorized committee thereof, shall have the exclusive power and authority to administer this Plan and to exercise the rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Plan, including, without limitation, the right and power to (i) interpret the provisions of this Plan and (ii) make all determinations deemed necessary or advisable for the administration of this Plan (including, without limitation, a determination to redeem or not redeem the Rights or amend this Plan). In administering this Plan and exercising the rights and powers specifically granted to the Board and to the Company hereunder, and in interpreting this Plan and making any determination hereunder, the Board, or a duly authorized committee thereof, may consider any and all facts, circumstances or information it deems to be necessary, useful or appropriate. Without limiting the rights of the Rights Agent hereunder, all such actions, calculations, interpretations and determinations that are done or made by the Board, or a duly authorized committee thereof, in good faith shall be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights, as such, and all other parties to the fullest extent permitted by applicable law. The Rights Agent shall be entitled to assume that Board acted in good faith and shall be fully protected and incur no liability in reliance thereon.

ARTICLE XL Severability. If any term, provision, covenant or restriction of this Plan is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if such excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Company.

ARTICLE XLI Governing Law. This Plan and each Right Certificate issued hereunder shall be deemed to be a contract made under the internal laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

ARTICLE XLII Counterparts. This Plan may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Plan transmitted electronically shall have the same authority, effect and enforceability as an original signature.

ARTICLE XLIII Descriptive Headings. Descriptive headings of the several Sections of this Plan are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

ARTICLE XLIV Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of any utilities, communications, or computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Plan to be duly executed, as of the day and year first above written.

bebe stores, inc.

By:
Name: Manny Mashouf
Title: Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:
Name: Dennis V. Moccia
Title: Manager, Contract Administration

(Signature Page to Tax Benefit Preservation Plan)

EXHIBIT A

FORM OF

CERTIFICATE OF DETERMINATION OF

SERIES A JUNIOR PARTICIPATING PREFERRED SHARES OF

BEBE STORES, INC.

Pursuant to Section 401 of the Corporations Code of the State of California:

We, Manny Mashouf, President and Chief Executive Officer, and Gary Bosch, Vice President, General Counsel and Secretary, of bebe stores, inc., a corporation organized and existing under the laws of California (hereinafter called the “Company”), do hereby certify as follows:

1.             On January 12, 2018, the Board of Directors of the Company adopted a resolution designating 140,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”) as Series A Junior Participating Preferred Stock.

2.             No shares of Series A Junior Participating Preferred Stock have been issued.

3.             Pursuant to the authority conferred upon the Board of Directors by the Fifth Amended and Restated Articles of Incorporation of the Company, as amended, the following resolution was duly adopted by the Board of Directors on January 12, 2018, creating the Series A Junior Participating Preferred Stock:

RESOLVED FURTHER, that pursuant to the authority expressly granted to and vested in the Board in accordance with the provisions of the Company’s Fifth Amended and Restated Articles of Incorporation, the Board hereby creates the Series A Preferred and hereby states the designation and number of shares, and fixes the relative rights, powers and preference, and qualifications, limitations and restrictions thereof as contained in the Certificate of Determination of Series A Junior Participating Preferred Stock of the Company as follows:

“Series A Junior Participating Preferred Stock:

Section 1.      Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred”) and the number of shares constituting the Series A Preferred shall be 140,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred.

ARTICLE XLV Dividends and Distributions.

1.            Subject to the prior and superior rights of the holders of any shares of any class or series of stock of this Corporation ranking prior and superior to the Series A Preferred with respect to dividends, the holders of shares of Series A Preferred, in preference to the holders of Common Stock, par value $0.001 per share (the “Common Stock”), of the Corporation, and of any other stock ranking junior to the Series A Preferred, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

2.            The Corporation shall declare a dividend or distribution on the Series A Preferred as provided in paragraph (A) of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred shall nevertheless be payable (with any such payment being within the discretion of the Board) on such subsequent Quarterly Dividend Payment Date.

3.            Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than sixty (60) days prior to the date fixed for the payment thereof.

ARTICLE XLVI Voting Rights. The holders of shares of Series A Preferred shall have the following voting rights:

1.            Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

2.            Except as otherwise provided herein, in any other Certificate of Determination creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

3.            Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4.            If, at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred are in default, the number of directors constituting the Board of Directors of the Corporation shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the Corporation, the holders of record of the Series A Preferred, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at such meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears on the Series A Preferred have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Corporation, the holders of any Series A Preferred being entitled to cast a number of votes per share of Series A Preferred as is specified in paragraph (A) of this Section 3. Each such additional director shall serve until the next annual meeting of stockholders for the election of directors, or until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of this Section 3(D). Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the provisions of this Section 3(D) may be removed at any time, without cause, only by the affirmative vote of the holders of the shares of Series A Preferred at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Preferred shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this Section 3(D) shall be in addition to any other voting rights granted to the holders of the Series A Preferred in this Section 3.

ARTICLE XLVII Certain Restrictions.

1.            Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred outstanding shall have been paid in full, the Corporation shall not:

declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred;

declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred, except dividends paid ratably on the Series A Preferred and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred; or

redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred, or any shares of stock ranking on a parity with the Series A Preferred, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

2.            The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

ARTICLE XLVIII Reacquired Shares. Any shares of Series A Preferred purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Fifth Amended and Restated Articles of Incorporation or in any other Certificate of Determination creating a series of Preferred Stock or any similar stock or as otherwise required by law.

ARTICLE XLIX Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise no distribution shall be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred unless, prior thereto, the holders of Series A Preferred shall have received an amount per share (the “Series A Liquidation Preference”) equal to $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (ii) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred, except distributions made ratably on the Series A Preferred and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of Series A Preferred were entitled immediately prior to such event under the proviso in clause (i) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

(B)         In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series A Preferred in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series A Preferred and the holders of such parity shares in proportion to their respective liquidation preferences.

1.            Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

ARTICLE L Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

ARTICLE LI No Redemption. The Series A Preferred shall not be redeemable by the Corporation.

ARTICLE LII Rank. The Series A Preferred shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, junior to all series of any other class of the Corporation’s Preferred Stock, except to the extent that any such other series specifically provides that it shall rank on a parity with or junior to the Series A Preferred.

ARTICLE LIII Amendment. At any time any shares of Series A Preferred are outstanding, the Fifth Amended and Restated Articles of Incorporation of the Corporation, as amended, shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred, voting separately as a single class.

ARTICLE LIV Fractional Shares. Series A Preferred may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred.

4.                       We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

(Signature Pages Follow)

Executed on January 12, 2018, at Brisbane, California.

Manny Mashouf
Chief Executive Officer

Gary Bosch
Secretary

(Signature Page to Certificate of Determination)

EXHIBIT B

[Form of Right Certificate]

Certificate No. R-	_______ Rights

NOT EXERCISABLE AFTER January 12, 2028 OR EARLIER IF NOTICE OF REDEMPTION OR EXCHANGE IS GIVEN, IF THE COMPANY IS MERGED OR ACQUIRED PURSUANT TO AN AGREEMENT OF THE TYPE DESCRIBED IN SECTION 13.3 OF THE TAX BENEFIT PRESERVATION PLAN (THE “PLAN”), IF SECTION 382 (AS DEFINED IN THE PLAN) OR ANY SUCCESSOR STATUTE IS REPEALED AND THE BOARD OF DIRECTORS DETERMINES THAT THE PLAN IS NO LONGER NECESSARY OR DESIRABLE FOR THE PRESERVATION OF THE TAX BENEFITS (AS DEFINED IN THE PLAN) OR IF THE BOARD OF DIRECTORS DETERMINES THAT THE TAX BENEFITS ARE FULLY UTILIZED OR NO LONGER AVAILABLE UNDER SECTION 382 (AS DEFINED IN THE PLAN) OR THAT AN OWNERSHIP CHANGE UNDER SECTION 382 WOULD NOT ADVERSELY IMPACT IN ANY MATERIAL RESPECT THE TIME PERIOD IN WHICH THE COMPANY COULD USE THE TAX BENEFITS, OR MATERIALLY IMPAIR THE AMOUNT OF THE TAX BENEFITS THAT COULD BE USED BY THE COMPANY IN ANY PARTICULAR TIME PERIOD, FOR APPLICABLE TAX PURPOSES. THE RIGHTS ARE SUBJECT TO REDEMPTION AT $0.01 PER RIGHT, AND TO EXCHANGE ON THE TERMS SET FORTH IN THE PLAN. UNDER CERTAIN CIRCUMSTANCES (SPECIFIED IN SECTION 11.1.2 OF THE PLAN), RIGHTS BENEFICIALLY OWNED BY OR TRANSFERRED TO AN ACQUIRING PERSON (AS DEFINED IN THE PLAN), OR ANY SUBSEQUENT HOLDER OF SUCH RIGHTS, WILL BECOME NULL AND VOID AND WILL NO LONGER BE TRANSFERABLE.

Right Certificate

BEBE STORES, INC.

This certifies that ________________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Tax Benefit Preservation Plan, dated as of January 12, 2018, as the same may be amended from time to time (the “Plan”), between bebe stores, inc., a California corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”), to purchase from the Company at any time after the Distribution Date and prior to 5:00 P.M. (New York time) on January 12, 2028, at the offices of the Rights Agent, or its successors as Rights Agent, designated for such purpose, one-hundredth of a fully paid, nonassessable share of Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Series A Preferred”), of the Company, at a purchase price of $10.88 per one-hundredth of a share of Series A Preferred, subject to adjustment (the “Purchase Price”), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase and certification properly completed and duly executed accompanied by such other documentation as the Rights Agent may reasonably request. The number of Rights evidenced by this Right Certificate (and the number of one-hundredths of a share of Series A Preferred which may be purchased upon exercise thereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price as of [________, 201_], based on the Series A Preferred as constituted at such date. Capitalized terms used in this Right Certificate without definition shall have the meanings ascribed to them in the Plan. As provided in the Plan, the Purchase Price and the number of shares of Series A Preferred which may be purchased upon the exercise of the Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events.

This Right Certificate is subject to all of the terms, provisions and conditions of the Plan, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Plan reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Right Certificates. Copies of the Plan are on file at the principal offices of the Company and the Rights Agent.

This Right Certificate, with or without other Right Certificates, upon surrender at the offices of the Rights Agent designated for such purpose, may be exchanged for another Right Certificate or Right Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of one-hundredths of a share of Series A Preferred as the Rights evidenced by the Right Certificate or Right Certificates surrendered shall have entitled such holder to purchase. If this Right Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Right Certificate or Right Certificates for the number of whole Rights not exercised.

Subject to the provisions of the Plan, the Board may, at its option, (i) redeem the Rights evidenced by this Right Certificate at a redemption price of $0.01 per Right or (ii) exchange Common Stock for the Rights evidenced by this Certificate, in whole or in part.

No fractional Series A Preferred will be issued upon the exercise of any Right or Rights evidenced hereby (other than fractions of Series A Preferred which are integral multiples of one-hundredth of a share of Series A Preferred, which may, at the election of the Company, be evidenced by depository receipts), but in lieu thereof a cash payment will be made, as provided in the Plan.

No holder of this Right Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of the Series A Preferred or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Plan or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in the Plan), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Right Certificate shall have been exercised as provided in the Plan.

If any term, provision, covenant or restriction of the Plan is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if such excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Company.

This Right Certificate shall not be valid or binding for any purpose until it shall have been countersigned by the Rights Agent.

WITNESS the facsimile signature of the proper officer of the Company and its corporate seal.

Dated as of __________, 20__.

BEBE STORES, INC.

By
Title:

Countersigned:

COMPUTERSHARE TRUST COMPANY, N.A.,

as Rights Agent

By
Authorized Signature

Form of Reverse Side of Right Certificate

FORM OF ASSIGNMENT

(To be executed by the registered holder if such holder

desires to transfer the Right Certificate.)

FOR VALUE RECEIVED
hereby sells, assigns and transfers unto

(Please print name and address

of transferee)

Rights evidenced by this Right Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint ____________________ Attorney, to transfer the within Right Certificate on the books of the within-named Company, with full power of substitution.

Dated: __________________

Signature

Signature Medallion Guaranteed:

Signatures must be guaranteed by an “eligible guarantor institution” as defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended, which is a member of a recognized Medallion Signature Guarantee Program.

The undersigned hereby certifies that:

(A)            the Rights evidenced by this Right Certificate are not Beneficially Owned by and are not being assigned to an Acquiring Person or an Affiliate or Associate of an Acquiring Person; and

(B)             after due inquiry and to the best knowledge of the undersigned, the undersigned did not acquire the Rights evidenced by this Right Certificate from any Person who is, was or subsequently became an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

Dated: __________________

Signature

FORM OF ELECTION TO PURCHASE

(To be executed if holder desires to
exercise the Right Certificate.)

To: bebe stores, inc.

The undersigned hereby irrevocably elects to exercise __________________ Rights represented by this Right Certificate to purchase the Series A Preferred issuable upon the exercise of such Rights (or such other securities or property of the Company or of any other Person which may be issuable upon the exercise of the Rights) and requests that certificates for such stock (or such other securities or property of the Company or of any other Person which may be issuable upon the exercise of the Rights) be issued in the name of (or to, as the case may be):

(Please print name and address)

If such number of Rights shall not be all the Rights evidenced by this Right Certificate, a new Right Certificate for the balance remaining of such Rights shall be registered in the name of and delivered to:

Please insert social security or other identifying number

(Please print name and address)

Dated: __________________

Signature

Signature Medallion Guaranteed:

Signatures must be guaranteed by an “eligible guarantor institution” as defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended, which is a member of a recognized Medallion Signature Guarantee Program.

The undersigned hereby certifies that:

(1)              the Rights evidenced by this Right Certificate are not Beneficially Owned by and are not being assigned to an Acquiring Person or an Affiliate or Associate of an Acquiring Person; and

(C)             after due inquiry and to the best knowledge of the undersigned, the undersigned did not acquire the Rights evidenced by this Right Certificate from any Person who is, was or subsequently became an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

Dated: __________________

Signature

NOTICE

The signature in the foregoing Form of Assignment and Form of Election to Purchase must conform to the name as written upon the face of this Right Certificate in every particular, without alteration or enlargement or any change whatsoever.

In the event the certification set forth above in the Form of Assignment or Form of Election to Purchase is not completed, the Company will deem the Beneficial Owner of the Rights evidenced by this Right Certificate to be an Acquiring Person or an Affiliate or Associate of an Acquiring Person and such Assignment or Election to Purchase will not be honored.

EXHIBIT C

As described in the Tax Benefit Preservation Plan, Rights which are held by or have been held by an Acquiring Person or any Affiliate or Associate of an Acquiring Person (as defined in the Tax Benefit Preservation Plan) and certain transferees thereof shall become null and void and will no longer be transferable.

SUMMARY OF RIGHTS TO PURCHASE

PREFERRED STOCK

On January 12, 2018, the Board of Directors of bebe stores, inc. (the “Company”) declared a dividend of one preferred stock purchase right (a “Right”) for each share of Common Stock, par value $0.001 (the “Common Stock”), of the Company outstanding at the close of business on January 26, 2018 (the “Record Date”). As long as the Rights are attached to the Common Stock, the Company will issue one Right (subject to adjustment) with each new share of Common Stock so that all such shares will have attached Rights. When exercisable, each Right will entitle the registered holder to purchase from the Company one-hundredth of a share of Series A Junior Participating Preferred Stock (the “Series A Preferred”), par value $0.001 of the Company at a price of $10.88 per one-hundredth of a share of Series A Preferred, subject to adjustment (the “Purchase Price”). The description and terms of the Rights are set forth in a Tax Benefit Preservation Plan, dated as of January 12, 2018, as the same may be amended from time to time (the “Plan”), between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”).

By adopting the Plan, the Board of Directors is seeking to protect the Company’s ability to use its net operating losses, any loss or deducting attributable to a “net unrealized built-in loss” and other tax attributes (collectively, “Tax Benefits”). The Company views its Tax Benefits as highly valuable assets of the Company, which are likely to inure to the benefit of the Company and its stockholders. However, if the Company experiences an “ownership change,” as defined in Section 382 of the Internal Revenue Code (the “Code”), its ability to use the Tax Benefits could be substantially limited, and the timing of the usage of the Tax Benefits could be substantially delayed, which could significantly impair the value of the Tax Benefits. Generally, an “ownership change” occurs if the percentage of the Company’s stock owned by one or more “five percent stockholders” increases by more than fifty percentage points over the lowest percentage of stock owned by such stockholders at any time during the prior three-year period or, if sooner, since the last “ownership change” experienced by the Company. The Plan is intended to act as a deterrent to any person acquiring 4.99% or more of the outstanding shares of Common Stock without the approval of the Board of Directors. This would protect the Tax Benefits because changes in ownership by a person owning less than 4.99% of the Common Stock are not included in the calculation of “ownership change” for purposes of Section 382 of the Code. The Board of Directors believes it is in the best interest of the Company and its stockholders that the Company provide for the protection of the Tax Benefits by adopting the Plan.

 B- 1

Until the earlier to occur of (i) the close of business on the tenth (10th) business day following a public announcement by the Company that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 4.99% or more of the Common Stock (an “Acquiring Person”) or (ii) the close of business on the tenth (10th) business day (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or announcement by the Company of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 4.99% or more of the Common Stock (the earlier of (i) and (ii) being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificates or, with respect to any uncertificated Common Stock registered in book entry form, by notation in book entry, in either case together with a copy of this Summary of Rights. The Board can postpone the Distribution Date in certain circumstances. Shares held by persons participating in a group are deemed to be beneficially owned by all persons treated as the same entity for purposes of Section 382 of the Code. The Plan provides that any person who beneficially owned 4.99% or more of the Common Stock immediately prior to the first public announcement of the adoption of the Plan (each an “Existing Holder”), shall not be deemed to be an “Acquiring Person” for purposes of the Plan unless the Existing Holder becomes the beneficial owner of one or more additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock in Common Stock or pursuant to a split or subdivision of the outstanding Common Stock). However, if upon acquiring beneficial ownership of one or more additional shares of Common Stock, the Existing Holder does not beneficially own 4.99% or more of the Common Stock then outstanding, the Existing Holder shall not be deemed to be an “Acquiring Person” for purposes of the Plan. The Plan includes a procedure whereby the Board of Directors will consider requests (a) to exempt certain acquisitions of Common Stock of the Company from the applicable ownership trigger if the Board determines that the acquisition will not jeopardize or endanger the availability of the Tax Benefits to the Company and (b) solely before a person beneficially owns shares of Common Stock equal to or exceeding 4.99% of the Common Stock then outstanding, to exempt certain acquisitions of Common Stock of the Company from the applicable ownership trigger if the Board determines that the acquisition is in the best interests of the Company even if it jeopardizes or endangers the availability of the Tax Benefits.

The Plan provides that until the Distribution Date (or earlier redemption, exchange, termination or expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption, exchange, termination or expiration of the Rights), new Common Stock certificates issued after the close of business on the Record Date upon transfer or new issuance of the Common Stock will contain a notation incorporating the Plan by reference, and the Company will deliver a notice to that effect upon the transfer or new issuance of book entry shares. Until the Distribution Date (or earlier redemption, exchange, termination or expiration of the Rights), the surrender for transfer of any certificates for Common Stock, with or without such notation or a copy of this Summary of Rights, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate or the book entry shares. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

 B- 2

The Rights are not exercisable until the Distribution Date. The Rights will expire, unless earlier redeemed or exchanged by the Company or terminated, on the earliest to occur of: (i) January 12, 2028, subject to the Company’s right to extend such date, (ii) the close of business on the effective date of the repeal of Section 382 or any successor statute if the Board determines that the Plan is no longer necessary or desirable for the preservation of the Tax Benefits or (iii) the time at which the Board of Directors determines that the Tax Benefits are fully utilized or no longer available under Section 382 of the Code or that an ownership change under Section 382 of the Code would not adversely impact in any material respect the time period in which the Company could use the Tax Benefits, or materially impair the amount of the Tax Benefits that could be used by the Company in any particular time period, for applicable tax purposes.

Each share of Series A Preferred purchasable upon exercise of the Rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1.00 per share or, if greater, an aggregate dividend of 100 times the dividend, if any, declared per share of Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends), provided that such holders of the Series A Preferred will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each share of Series A Preferred will have 100 votes and will vote together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Series A Preferred will be entitled to receive 100 times the amount received per share of Common Stock. Series A Preferred will not be redeemable. These rights are protected by customary antidilution provisions. Because of the nature of the Series A Preferred’s dividend, liquidation and voting rights, the value of one-hundredth of a share of Series A Preferred purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

The Purchase Price payable, and the number of shares of Series A Preferred or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Series A Preferred, (ii) upon the grant to holders of the Series A Preferred of certain rights or warrants to subscribe for or purchase Series A Preferred or convertible securities at less than the current market price of the Series A Preferred or (iii) upon the distribution to holders of the Series A Preferred of evidences of indebtedness, cash, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or, in case regular periodic cash dividends have not theretofore been paid, at a rate not in excess of 50% of the average net income per share of the Company for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in Series A Preferred (which dividends will be subject to the adjustment described in clause (i) above)) or of subscription rights or warrants (other than those referred to above).

 B- 3

In the event that a Person becomes an Acquiring Person or if the Company were the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person and shares of the Common Stock were not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be null and void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the then current Purchase Price of the Right. In the event that, after a Person has become an Acquiring Person, the Company were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current Purchase Price of the Right.

At any time after a Person becomes an Acquiring Person and prior to the earlier of one of the events described in the last sentence of the previous paragraph or the acquisition by such Acquiring Person of 50% or more of the outstanding Common Stock, the Board of Directors may cause the Company to exchange the Rights (other than Rights owned by an Acquiring Person which will have become null and void), in whole or in part, for Common Stock at an exchange rate of one share of Common Stock per Right (subject to adjustment).

No adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Series A Preferred or Common Stock will be issued (other than fractions of Series A Preferred which are integral multiples of one-hundredth of a share of Series A Preferred, which may, at the election of the Company, be evidenced by depository receipts), and in lieu thereof, a payment in cash will be made based on the market price of the Series A Preferred or Common Stock on the last trading date prior to the date of exercise.

The Rights may be redeemed in whole, but not in part, at a price of $0.01 per Right (the “Redemption Price”) by the Board of Directors at any time prior to the time that an Acquiring Person has become such. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company beyond those as an existing stockholder, including, without limitation, the right to vote or to receive dividends.

Any of the provisions of the Plan may be amended by the Board of Directors, or a duly authorized committee thereof, for so long as the Rights are then redeemable, and after the Rights are no longer redeemable, the Company may amend or supplement the Plan in any manner that does not adversely affect the interests of the holders of the Rights (other than an Acquiring Person or any affiliate or associate of an Acquiring Person).

A copy of the Plan has been filed with the Securities and Exchange Commission as an Exhibit to a Current Report on Form 8-K. A copy of the Plan is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Plan, which is incorporated herein by reference.

 B- 4

Exhibit B

Investor Agreement

INVESTOR AGREEMENT

This INVESTOR AGREEMENT (this “Agreement”) is made and entered into as of January 12, 2018, by and among bebe stores, inc., a California corporation (the “Company”), and each investor listed on Schedule A hereto (each, an “Investor” and collectively, the “Investors”).

RECITALS

WHEREAS, the Company, B. Riley Financial, Inc., a Delaware corporation (“Purchaser”), and Manny Mashouf Living Trust (“Seller”) are entering into that certain Debt Conversion and Purchase and Sale Agreement, dated as of the date hereof (the “Acquisition Agreement”), pursuant to which Purchaser is thereby purchasing shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) from the Company and Seller and converting certain indebtedness of the Company held by Purchaser into shares of Common Stock; and

WHEREAS, (a) the Company has certain net operating losses for U.S. federal income tax purposes that the Company desires to preserve, (b) the parties hereto desire to avoid an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) and (c) in furtherance of such objectives and, with respect to the Company and Seller, as a condition to the willingness of Purchaser to enter into the Acquisition Agreement and as an inducement and in consideration therefor, concurrently with the execution of the Acquisition Agreement, the parties hereto are entering into this Agreement and the Company is entering into a tax benefits preservation plan, dated as of the date hereof.

NOW THEREFORE, the parties hereto desire and agree to enter into this Agreement on the terms and conditions set forth as follows:

ARTICLE I
Definitions

1.1              Agreement Definitions. The following capitalized terms as used in this Agreement shall have the meanings set forth below:

(a)           “Acquisition” means the acquisition by means of any transfer, sale, assignment, pledge, hypothecation or otherwise of any Shares, whether directly or indirectly (including in connection with any direct or indirect merger, consolidation, sale of all or substantially all assets or otherwise), including by entry into any transaction that has or would reasonably be expected to have the same effect, or entry into any swap, hedge or other arrangement that would result in the acquisition, in whole or in part, of any of the economic or voting consequences of, ownership of any Shares, whether settleable in such securities in cash or otherwise (including as the result of any conveyance or act of conveying of tax ownership (applying applicable attribution rules for purposes of Section 382 of the Code) of such Shares).

(b)           “Acquisition Agreement” has the meaning set forth in the recitals.

(c)           “Agreement” has the meaning set forth in the preamble.

(d)           “Approved Instrument” has the meaning set forth in Section 3.2.

(e)           “Board” means the board of directors of the Company and any duly authorized committee thereof.

(f)           “Code” has the meaning set forth in the recitals.

(g)           “Common Stock” has the meaning set forth in the recitals.

(h)           “Company” has the meaning set forth in the preamble.

(i)            “Investors” has the meaning set forth in the preamble.

(j)            “Lead Investor” has the meaning set forth in Section 3.3(c)(i).

(k)           “Lead Shares” has the meaning set forth in Section 3.3(c)(i).

(l)            “Maximum Number” has the meaning set forth in Section 3.3(a).

(m)          “Ownership Change” means an “ownership change” pursuant to Section 382 of the Code.

(n)           “Participating Investor” has the meaning set forth in Section 3.3(c)(ii).

(o)           “Participation Notice” has the meaning set forth in Section 3.3(c)(i).

(p)           “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

(q)           “Purchaser” has the meaning set forth in the recitals.

(r)            “Seller” has the meaning set forth in the recitals.

(s)           “Shares” means shares of Common Stock.

(t)            “Tagging Shares” has the meaning set forth in Section 3.3(c)(ii).

(u)           “Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any potential loss or deduction attributable to an existing “net unrealized built-in loss” within the meaning of Section 382 of the Code to which the Company (or any other member of the consolidated group of which the Company is common parent for federal income tax purposes) is or may reasonably be entitled as of the date hereof pursuant to the Code and the regulations promulgated thereunder.

(v)          “Transfer” means any transfer, sale, assignment, pledge, hypothecation or other disposition of any Shares, whether directly or indirectly (including by direct or indirect merger, consolidation, sale of all or substantially all assets or otherwise), including by entry into any transaction that has or would reasonably be expected to have the same effect, or entry into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic or voting consequences of, ownership of such Shares, whether settleable in such securities in cash or otherwise (including any conveyance or act of conveying of tax ownership (applying applicable attribution rules for purposes of Section 382 of the Code) of such Shares).

(w)          “Transferee” means any Person to whom any Share is Transferred.

1.2              Definitions by Reference. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Acquisition Agreement.

ARTICLE II
Representations and Warranties

Each party hereto hereby represents and warrants as of the date hereof to each other party as follows:

2.1              Authorization; Due Execution and Delivery; Enforceability. Such party has the requisite legal capacity, power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. Such party warrants that this Agreement has been duly and validly executed and delivered by such party. Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement will constitute, upon such execution and delivery hereof, the valid and binding obligations of such party, enforceable in accordance with its terms subject to the Bankruptcy and Equity Exception.

2.2              No Conflict. Neither the execution nor delivery of this Agreement by such party, nor the performance of such party’s obligations hereunder, will directly or indirectly contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of any Law or Contract to which such party may be subject to or bound.

2.3              No Consent Required. No authorization, consent, approval, notification to, or declaration, filing or registration with, any Person is required to be made or obtained by such party in connection with the authorization, execution or delivery of this Agreement by such party.

ARTICLE III
Covenants

3.1              Restrictions on Acquisitions and Transfers. No Investor may effect any Acquisition or Transfer of any Shares without the prior written approval of the Board, such approval not to be unreasonably withheld or delayed; provided that the Board’s disapproval shall be deemed reasonable in the event that the Board is advised by outside counsel that any proposed Acquisition or Transfer would be reasonably likely to result in an Ownership Change, and provided further, that the Board shall have the right to condition its approval upon any proposed Transferee agreeing to be subject to the terms and conditions set forth in this Agreement. Without limiting the generality of this Section 3.1, the additional procedures of Section 3.3 shall apply to any proposed Acquisition or Transfer for value.

3.2              Certain Permitted Transfers. Notwithstanding Section 3.1 and Section 3.3, any Transfer may be effected pursuant the terms of any estate planning instrument approved by the Board (an “Approved Instrument”); provided that each potential Transferee under such Approved Instrument executes a joinder to this Agreement. Prior to the modification or amendment of any Approved Instrument, the Investor seeking to make such modification or amendment shall (a) first notify the Board of such proposed modification or amendment, (b) respond to all reasonable requests for information by the Board and (c) refrain from effecting any such modification or amendment to the Approved Instrument if the Board is advised by outside counsel that any such modification or amendment, or any Transfer pursuant to such instrument as so modified or amended, would be reasonably likely to result in an Ownership Change.

3.3              Additional Procedures.

(a)           In connection with any proposed Acquisition or Transfer for value approved by the Board pursuant to Section 3.1, the Board shall determine the maximum number of Shares that may be Acquired or Transferred such that the proposed Acquisition or Transfer would not be reasonably likely to result in an Ownership Change (such number of Shares, the “Maximum Number”); it being understood that for purposes of the foregoing, the Board shall in its reasonable discretion establish a minimum aggregate ownership interest in the Common Stock to be held by the direct public group, as defined in Treasury Regulations Section 1.382-2T(j)(2)(ii).

(b)           If a proposed Acquisition or Transfer for value approved by the Board pursuant to Section 3.1 is to be effected through ordinary brokerage activities, the following provisions shall apply:

(i)            the Board shall (A) notify each Investor of the proposed Acquisition or Transfer and (B) instruct each Investor to notify the Board in writing of the maximum number of Shares that such Investor proposes to Acquire or Transfer, as applicable, pursuant to this Section 3.3(b) within ten (10) days of receiving such notice. The failure of any Investor to notify the Board in writing in accordance with this Section 3.3(b)(i) shall be conclusively deemed to constitute the election by such Investor not to effect an Acquisition or Transfer, as applicable, pursuant to this Section 3.3(b).

(ii)           In the event the aggregate number of Shares proposed to be Acquired or Transferred, as applicable, by all Investors pursuant to this Section 3.3(b) exceeds the Maximum Number, the aggregate number of Shares permitted to be Acquired or Transferred, as applicable, by such Investors shall be reduced to be equal to the Maximum Number and the number of Shares permitted to be Acquired or Transferred, as applicable, by each such Investor shall be allocated pro rata based on the Shares held by each such Investor as of the date of the notice provided by the Board pursuant to Section 3.3(b)(i). The Board shall promptly notify each Investor of the maximum number of Shares such Investor may Acquire or Transfer, as applicable, pursuant to this Section 3.3(b).

(iii)          For a period of thirty (30) days following the date of the notice provided by the Board pursuant to Section 3.3(b)(i), each Investor may Acquire or Transfer, as applicable, through ordinary brokerage activities a number of Shares up to the maximum number of Shares indicated in such notice. If an Investor desires to Acquire or Transfer, as applicable, additional Shares or any Shares following such thirty (30)-day period, such Investor must propose such Acquisition or Transfer, as applicable, in accordance with Section 3.1.

(c)           If a proposed Acquisition or Transfer for value approved by the Board pursuant to Section 3.1 is to be effected other than through ordinary brokerage activities, the following provisions shall apply:

(i)            The Investor proposing such Acquisition or Transfer (the “Lead Investor”) shall deliver a written notice (the “Participation Notice”) to the Board and each other Investor, which Participation Notice shall (i) identify the proposed seller of Shares or Transferee (as applicable), (ii) indicate the proposed purchase price per Share proposed to be Acquired or Transferred (as applicable), the proposed date of the Acquisition or Transfer (as applicable) and any other material information in connection therewith and (iii) notify each of the other Investors of its right to participate in such Acquisition or Transfer (as applicable) on a pro rata basis with the Lead Investor in accordance with the terms of this Agreement. The Lead Investor shall also notify the Board of the maximum number of Shares proposed to be Acquired or Transferred by the Lead Investor pursuant to the proposed Acquisition or Transfer (the “Lead Shares”).

(ii)           Any Investor that desires to participate in the Acquisition or Transfer, as applicable (a “Participating Investor”) shall, within ten (10) days following receipt of the Participation Notice, notify the Board in writing of the maximum number of Shares that such Participating Investor proposes to include in such Acquisition or Transfer (its “Tagging Shares”). The failure of any Investor to notify the Board in writing in accordance with this Section 3.3(c)(ii) shall be conclusively deemed to constitute the election by such Investor not to participate in such Acquisition or Transfer by the Lead Investor.

(iii)          In the event the sum of the Lead Shares and the Tagging Shares exceeds the Maximum Number, the aggregate number of Shares to be Acquired or Transferred (as applicable) shall be reduced to be equal to the Maximum Number, and the number of Lead Shares and Tagging Shares to be Acquired or Transferred (as applicable) by the Lead Investor and each Participating Investor, respectively, shall be allocated pro rata based on Shares held by each such Investor as of the date of the Participation Notice.

(iv)          The Acquisition or Transfer (as applicable) of the Tagging Shares shall be on the same terms and conditions, including with respect to the purchase price thereof and the date of Acquisition or Transfer, as those applicable to the Lead Shares. The purchase price with respect to the Lead Shares may not be more favorable to the Lead Investor than that which was set forth in the Participation Notice unless the Lead Investor delivers a Participation Notice in accordance with Section 3.3(c)(i) reflecting the more favorable purchase price.

(v)           Each Participating Investor shall promptly execute and deliver such other agreements as may be reasonably requested to and necessary to effect the Acquisition or Transfer (as applicable) of the Tagging Shares of such Investor from the proposed seller of Shares or to the proposed Transferee (as applicable) pursuant to the provisions of this Section 3.3(c).

ARTICLE IV
Miscellaneous

4.1              Termination. The term of this Agreement shall continue until such time as the Board determines in its reasonable discretion that the restrictions on Acquisitions and Transfers in Section 3.1 are no longer reasonably necessary to preserve the value of the Tax Benefits; provided, however, that the provisions of this Agreement shall terminate (subject to Section 4.2) with respect to a given Investor at such time as the Board determines in its reasonable discretion that any Acquisition or Transfer by such Persons is no longer reasonably likely to materially affect the value of the Tax Benefits.

4.2              Survival of Representations and Warranties. All representations and warranties contained herein shall survive the execution and delivery of this Agreement.

4.3              Limitation of Liability. No party shall be liable for any claim under this Agreement for any (i) special, punitive or exemplary damages except to the extent actually paid in respect of a third-party claim, (ii) any loss of enterprise value, diminution in value of any business, damage to reputation or loss of goodwill, (iii) any lost profits, consequential, indirect or incidental damages, or (iv) any damages calculated based on a multiple of profits, revenue or any other financial metric, except in the case of clauses (ii) through (iv) to the extent such damages would be permissible under applicable law, including any consequential damages that would be reasonably foreseeable.

4.4              Indemnification by Investors. Each Investor shall severally and not jointly indemnify the Company in respect of any and all damages, losses, liabilities, taxes, diminutions in value and costs and expenses sustained, incurred or suffered by the Company as a direct or indirect result of the loss of any Tax Benefits to the extent such losses are caused, directly or indirectly, by reason of (a) the breach or inaccuracy of any representation or warranty made by such Investor in this Agreement or (b) the breach of any covenant or agreement made by such Investor in this Agreement unless pursuant to a transaction approved by the Board.

4.5              Modification or Amendment. The parties hereto may modify or amend or extend the term of this Agreement by written agreement which, in the case of an entity, is executed and delivered by duly authorized officers of such entity.

4.6              Counterparts. This Agreement may be executed by digital or telephonic facsimile in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

4.7              GOVERNING LAW AND VENUE; SPECIFIC PERFORMANCE.

(a)           THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 4.8 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.7(b).

(c)           The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 4.7(a), and each party hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 4.7(c) shall be in addition to, and not in lieu of, any other remedy to which such party is entitled at law or in equity.

4.8              Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by overnight courier, by facsimile or by e-mail of a pdf attachment to Investors at the addresses listed on Schedule A, to the Company at Gary Bosch, 400 Valley Drive, Brisbane, CA 94005, email: gbosch@bebe.com with a copy to Tad J. Freese, Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, email: tad.freese@lw.com, or to such other persons or addresses as may be designated in writing by the party to receive such notice. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; when sent if sent by facsimile or email of a .pdf attachment (provided, that if given by facsimile or email of a .pdf attachment, such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to another method described herein; which, for the avoidance of doubt, may include by email of a .pdf attachment if the initial notice is given by facsimile or by facsimile in the initial notice is given by email of a .pdf attachment); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

4.9              No Third Party Beneficiaries. The parties hereto agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

4.10            Obligations of 5-Percent Shareholders. Whenever this Agreement requires an Investor to take or refrain from any action, such requirement shall be deemed to include, with respect to each Investor that is a 5-percent shareholder, as defined by Section 382(k)(7) of the Code, of the Company, an undertaking on the part of such Investor (or its estate or legal representative, as applicable) to cause each Person who is controlled by such Investor and to whom the Shares of such Investor would be attributed pursuant to Section 382 of the Code to take or refrain from such action.

4.11            Further Assurances. Subject to the conditions of this Agreement, from and after the date hereof, without additional consideration, each of the parties hereto will execute and deliver, or cause to be executed and delivered, such further documents and other instruments and take, or cause to be taken, such other action as may be reasonably necessary to make effective the provisions of this Agreement and the transactions contemplated thereby.

4.12            Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

4.13            Assignment. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, successors, assigns and legal representatives. Any purported assignment in violation of this Agreement is void.

4.14            Entire Agreement. This Agreement (including the exhibit hereto) constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement, the Acquisition Agreement, the Company Disclosure Letter, the LSA and documents relating thereto shall constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among Seller, Purchaser and the Company with respect to the subject matter of this Agreement.

(Signature pages follow.)

IN WITNESS WHEREOF, the parties have caused this Investor Agreement to be duly executed and delivered as of the date first above written.

bebe stores, inc.

By:
Name: Manny Mashouf
Title: Chief Executive Officer

(Signature Page to Investor Rights Agreement)

B. Riley Financial, Inc.

By:
	Name:	Bryant Riley
	Title:	Chairman and Chief Executive Officer

(Signature Page to Investor Rights Agreement)

Manny Mashouf

By:

(Signature Page to Investor Rights Agreement)

The Manny Mashouf Living Trust

By:
	Name:	Manny Mashouf
	Title:	Trustee

(Signature Page to Investor Rights Agreement)

Manny Mashouf Foundation

By:
	Name:	Manny Mashouf
	Title:	Trustee

(Signature Page to Investor Rights Agreement)

The Manny Mashouf Charitable Remainder UniTrust

By:
	Name:	Manny Mashouf
	Title:	Trustee

(Signature Page to Investor Rights Agreement)

The Manny Mashouf Charitable Remainder Trust

By:
	Name:	Manny Mashouf
	Title:	Trustee

(Signature Page to Investor Rights Agreement)

Schedule A

Investors

B. Riley Financial, Inc.

21255 Burbank Boulevard, Suite 400

Woodland Hills, California 91367
Attention: Alan Forman
E-Mail: aforman@brileyfin.com

with a copy to:

Patrick S. Brown, Esq.
Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, California 90067
Fax: (310) 407-2685
E-mail: brownp@sullcrom.com

The Manny Mashouf Living Trust

639 Huntsley Drive, #4,

West Hollywood, CA 90069
Attention: Manny Mashouf
E-Mail: mannymashouf@yahoo.com

Manny Mashouf Foundation

639 Huntsley Drive, #4,

West Hollywood, CA 90069
Attention: Manny Mashouf
E-Mail: mannymashouf@yahoo.com

The Manny Mashouf Charitable Remainder UniTrust

639 Huntsley Drive, #4,

West Hollywood, CA 90069
Attention: Manny Mashouf
E-Mail: mannymashouf@yahoo.com

The Manny Mashouf Charitable Remainder Trust

639 Huntsley Drive, #4,

West Hollywood, CA 90069
Attention: Manny Mashouf
E-Mail: mannymashouf@yahoo.com

Manny Mashouf

639 Huntsley Drive, #4,

West Hollywood, CA 90069
E-Mail: mannymashouf@yahoo.com